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EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

THE SHAW GROUP INC.

as Buyer

and

WASHINGTON GROUP INTERNATIONAL, INC.

as Seller

April 17, 2003

TABLE OF CONTENTS

RECITAL		1
ARTICLE I—DEFINITIONS		1
ARTICLE II—PURCHASE AND SALE		6
2.01	Sale and Purchase of Acquired Assets	6
(a)	Acquired Assets Transferred	6
(b)	Assets Not Transferred	7
2.02	Instruments of Conveyance and Transfer	9
2.03	Further Assurances	10
ARTICLE III—CLOSING, PURCHASE PRICE, ASSUMPTION OF LIABILITIES		10
3.01	Closing	10
3.02	Consideration	11
3.03	Purchase Price and Payment Thereof	11
(a)	Purchase Price and Payment of Estimated Purchase Price	11
(b)	Determination of Purchase Price	11
(c)	Adjustment and Settlement of Purchase Price	12
(d)	Allocation of Purchase Price	12
(e)	Accounting Objections	12
3.04	Assumption of Liabilities	13
3.05	No Other Liabilities Assumed	13
3.06	Account Debtors/Power of Attorney	14
ARTICLE IV—BUYER'S REPRESENTATIONS AND WARRANTIES		14
4.01	Organization and Good Standing	14
4.02	Authorization and Validity	15
4.03	No Violation	15
4.04	Litigation	15
4.05	Consents	15
4.06	Finder's Fees	15
4.07	Governmental Approvals	15
4.08	Condition of Acquired Assets	15
ARTICLE V—SELLER'S REPRESENTATIONS AND WARRANTIES		16
5.01	Organization and Good Standing	16
5.02	Authorization and Validity	16
5.03	Employee Benefit Plans	16
5.04	Absence of Certain Changes	16
5.05	Title	17
5.06	Intellectual Property	17
(a)	Scheduled Intellectual Property	17
(b)	Owned Intellectual Property	18
(c)	Licensed Intellectual Property	18
(d)	Patent, Trademark, Service Mark, and Copyright Infringement	19
5.07	No Violation	19
5.08	Taxes	19
5.09	Government Approvals	20
5.10	Labor Relations	20
5.11	Compliance with Laws	20
5.12	Litigation	20
5.13	Employees	20
5.14	Assigned Contracts	21
5.15	Accounts Receivable	21

i

5.16	Finders' Fees	21
5.17	Financial Statements	22
5.18	All Material Assets of the Business	22
5.19	Condition of Acquired Assets	22
5.20	Business Operations	22
5.21	Real Estate Leases	23
5.22	No Springing Liens	23
5.23	Customers	24
5.24	Insurance Policies	24
5.25	Certain Business Practices	24
5.26	Environmental Matters	24
5.27	Product Warranties; Performance Guaranties	25
5.28	Full Disclosure	25
5.29	Confidential Information	25
ARTICLE VI—COVENANTS; THIRD PARTY CONSENTS; EQUITABLY ASSIGNED CONTRACTS		26
6.01	Retention of Records, Cooperation and Access	26
6.02	Timely Payment and Performance of Assumed Liabilities	26
6.03	Warranty Work	26
6.04	Employment and Benefits	26
6.05	[Reserved.]	28
6.06	Third Party Consents; Equitably Assigned Contracts	28
6.07	Business Operations	29
6.08	Access	30
6.09	Mortgages, Liens	31
6.10	Permits	31
6.11	Supplements to Disclosure Schedule	31
ARTICLE VII		31
ARTICLE VIII—CONDITIONS TO CLOSING		31
8.01	Conditions to the Obligations of Each Party	31
8.02	Conditions to the Obligations of Seller	31
(a)	Representations, Warranties and Covenants	31
(b)	Other Closing Documents	32
8.03	Conditions to the Obligations of Buyer	32
ARTICLE IX—LIABILITY AND INDEMNIFICATION		32
9.01	Survival; Seller's Liability and Indemnity	32
9.02	Buyer's Liability and Indemnity	33
9.03	Deductible	33
9.04	Cap on Damages	33
9.05	Claims	34
9.06	Notice of Third Party Claims; Assumption of Defense	34
9.07	Settlement or Compromise	35
9.08	Failure of Indemnifying Person to Act	35
9.09	Effect on Purchase Price of Indemnity Payments	35
9.10	Seller's and Buyer's Obligations Concerning Shared Environmental Losses	35
9.11	Right of Set Off	36
ARTICLE X—MISCELLANEOUS		36
10.01	Amendment	36
10.02	Assignment	36
10.03	Notice	36
10.04	Confidentiality	37

10.05	Entire Agreement	37
10.06	Costs, Expenses and Legal Fees	38
10.07	Severability	38
10.08	Waiver	38
10.09	Governing Law	38
10.10	Consent to Jurisdiction and Service of Process	38
10.11	Captions	38
10.12	Counterparts	39
10.13	Additional Agreements	39
10.14	Bulk Sales Compliance	39
10.15	Specific Performance	39
10.16	Remedies Cumulative	39
ARTICLE XI—TERMINATION		39
11.01	Termination Rights	39
11.02	Continuing Obligations	40

EXHIBITS AND SCHEDULES

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated as of April 17, 2003, is by and between Washington Group International, Inc., an Ohio corporation ("WGI" or "Seller") and The Shaw Group Inc., a Louisiana corporation ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties."

RECITAL

        The Parties contemplate a transaction in which Buyer will purchase Seller's assets primarily relating to Seller's U. S. operations of its Petroleum & Chemicals business unit and the assumption by Buyer of specified liabilities and obligations of Seller and its Affiliates.

        NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I—DEFINITIONS

        As used herein, the following definitions apply:

        "Accounting Objections" shall have the meaning set forth in Section 3.03(e).

        "Acquired Assets" shall have the meaning set forth in Section 2.01(a).

        "Adjustment" shall have the meaning set forth in Section 3.03(c).

        "Affected Employees" shall have the meaning specified in Section 5.13.

        "Affiliate" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former.

        "Agreement" shall have the meaning set forth in the first paragraph of this document.

        "Assigned Contracts" shall mean all rights under all license or sublicense agreements, distributor agreements, sales agents agreements, leases of real or personal property (including the Leases), Equitably Assigned Contracts, cooperation agreements, secrecy or know-how agreements, non-competition or non-solicitation agreements, sales orders, the Proposals, purchase orders, subcontracts and other arrangements and commitments of the Business, whether written or oral, provided, however, that Assigned Contracts shall include Equitably Assigned Contracts only to the extent that Seller's rights and obligations thereunder may be assigned hereunder or under applicable Law; provided further, that Assigned Contracts shall not include Excluded Assigned Contracts (as defined herein) or contracts that are listed or described in Schedule 2.01(b)(iv) of the Disclosure Schedule as Excluded Assets.

        "Assignments of Leases" shall mean the Assignment of Lease (Weymouth) and the Assignment of Lease (Cambridge) in substantially the forms of Exhibits B-1 and B-2 hereto.

        "Assumed Liabilities" shall have the meaning set forth in Section 3.04.

        "Assumption Agreement" shall mean the Assumption Agreement in substantially the form of Exhibit C hereto.

        "Bill of Sale and Assignment Agreement" shall mean the Bill of Sale and Assignment Agreement in substantially the form of Exhibit A hereto.

        "Business" shall mean the business of Seller and its Affiliates of researching, developing, marketing and licensing of technologies to the petroleum refining and petrochemical industries, as conducted by Seller as of the date hereof, including, (i) the research and development operations conducted at the

Facility located in Weymouth, Massachusetts; and (ii) the licensing engineering procurement and construction management operations conducted at the Facility in Cambridge, Massachusetts in support of the Intellectual Property (Badger Technology). The Business does not include operations of any nature carried on in other of Seller's operations in any industry, including but not limited to the following:

          Engineering, procurement, construction, turnkey, quality, and operations and maintenance services provided by Seller's operations to the petroleum refining, petrochemical, and industrial process industries;

          Engineering, procurement, construction and turnkey services provided by Seller's operations in The Hague, The Netherlands;

          Engineering, procurement, construction and turnkey services provided by Seller's operations in Houston, Texas;

          Engineering, procurement, construction and turnkey services provided by Seller's operations related to oil field development;

          Engineering, procurement, construction and turnkey services provided by Seller's operations related to the gas processing, gas treating, gas storage, gas pipelines, gas recovery, and gas reinjection industries; and

          Engineering, procurement, construction, turnkey, quality, operations and maintenance, and other services of Seller located in Cambridge, Massachusetts that do not support the Business (as defined above).

        For the avoidance of doubt, the Business does not include technology related to the gas processing business as encompassed in the current operation of Seller's gas processing operations including the Denver office and including Stearns Catalytic technology.

        "Business Day" shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in the State of New York generally are closed for business other than the retail depository business.

        "Buyer" shall mean The Shaw Group Inc., a Louisiana corporation.

        "Cambridge Lease" means collectively that Lease Agreement dated December 18, 1998, as amended by that certain First Amendment to Lease dated as of September 17, 1999, as further amended by that certain Second Amendment to Lease dated as of July, 2000, between WGI as lessee and Massachusetts Institute of Technology as lessor for lease of space located at One Broadway, Cambridge, Massachusetts and as further amended by letter dated January 17, 2002.

        "Closing" and "Closing Date" shall have the meanings set forth in Section 3.01.

        "Closing Net Assets" shall have the meaning set forth in Section 3.03(b)(i).

        "Consents" means those consents of (i) any Governmental Entity described in Schedule 5.09, and (ii) any third Person described in Schedule 5.14 of the Disclosure Schedule in respect of the Assigned Contracts.

        "Damages" shall have the meaning set forth in Section 9.01.

        "Designated Assigned Contracts" shall mean those Assigned Contracts identified in Scheduled 5.14 under the following headings: Cooperation Agreements, License Agreements, Miscellaneous Intellectual Property Agreements, Project Service Agreements, Project Agreements, Purchase Orders and Oral Agreements.

        "Disclosure Schedule" shall mean the Disclosure Schedule delivered by Seller to Buyer with the execution of this Agreement, which, among other things, shall identify the exceptions to Seller's representations and warranties contained in Article V.

        "Environmental Law" means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to releases or threatened releases of Hazardous Materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) environmental or safety provisions of Laws (including the federal Occupational Safety and Health Act ("OSHA"), and any regional, state, local or provincial counterparts thereto).

        "Equitably Assigned Contracts" shall have the meaning set forth in Section 6.06.

        "Escrow Agent" shall have the meaning set forth in Section 3.03.

        "Escrow Deposit" shall have the meaning set forth in Section 3.03.

        "Estimated Purchase Price" shall have the meaning set forth in Section 3.03 (a).

        "Excluded Assets" shall have the meaning set forth in Section 2.01(b).

        "Excluded Liabilities" shall have the meaning set forth in Section 3.05.

        "Facilities" shall mean the leased real estate, leasehold improvements, and fixtures occupied and operated by Seller under the Leases.

        "Final Closing Statement" shall have the meaning set forth in Section 3.03(b)(i).

        "Fixed Assets" shall mean tangible personal property owned or leased by Seller and used primarily in the Business, including, without limitation, office furniture and fixtures, machinery, equipment, laboratory materials, computers, tools and supplies located on or in the Facilities.

        "GAAP" shall mean generally accepted accounting principles for financial reporting in the United States of America applied on a basis consistent with historical management accounting policies and procedures.

        "Governmental Entity" shall mean any court or any governmental entity, agency or authority of the United States, any foreign country, any domestic or foreign state and any of their political subdivisions.

        "Hazardous Material" means any chemical, pollutant, contaminant, waste, toxic or hazardous substance or material, petroleum and petroleum products or by-products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, or radon.

        "Hired Employee" shall have the meaning set forth in Section 6.04.

        "Indemnified Person" shall mean a Person entitled to, or claiming to, indemnification under Article IX.

        "Indemnifying Person" shall mean a Person obligated or claimed to be obligated to provide indemnification under Article IX.

        "Intellectual Property" shall mean all patents, trademarks, know-how, trade secrets, copyrights, software or any other types of Seller's right, title and interest in the intellectual property that is part of the assets of the Business as conducted as of the date hereof,, and includes all of the intellectual property rights owned or licensed to Seller that primarily relate to the Business including: (1) styrenics, including styrene and byproducts and derivatives of styrene, polystyrene, expandable polystyrene and copolymers of styrene; (2) alkylated aromatics, including ethylbenzene and cumene; vinyl compounds, including EDC, VCM, and PVC; (3) phenolic compounds and derivatives thereof, including phenol,

BPA and polycarbonates; (4) compounds in the polyester chain and derivatives thereof, including benzene, toluene, xylenes (and isomers thereof), PTA, EO/EG; (5) fertilizer technologies including, phosphoric acid, aluminum fluoride, MAP, DAP, and NPK; (6) lube oils processes; (7) fluid catalytic cracking; (8) hydrotreating of refinery streams; (9) compounds in the acrylic chain, including acrylic acid and acrylonitrile; (10) oleochemicals; (11) phthalic anhydride; (12) olefins to gasoline; (13) processes for the conversion of gas to liquids, including Fischer-Tropsch Syntheses; and (14) processes for the treatment of feedstocks in order to adapt them for use in any of the above identified processes.

        By way of further definition, Intellectual Property shall include (i) the Owned Intellectual Property, including licenses and sublicenses granted thereto; (ii) the Licensed Intellectual Property, including sublicenses granted thereto; (iii) remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; and (iv) all goodwill associated with any of the foregoing to the extent transferable.

        "Knowledge" means (a) as to Seller, the actual knowledge of Robert Wiesel, Barry Gifford, W. Mukaddam, D. Ferrari, P. Lewis, F. Demers, R. Sandel, S. Pal, M. Lee, H. Sears, J. O'Donnell, V.J. Barry, Dennis Cooper and Joy Harris and (b) as to Buyer, the actual knowledge of N.C. Gallinaro, L. Chapin, R.A. Walker, Robert Stodghill, Kregg Lunsford, Jay Gann and James Monteaux; and in each case after such individuals having made due inquiry with persons in their respective organizations having responsibility in the areas of the matters referenced and which are indicated to be to such party's knowledge.

        "Laws" shall mean (a) all laws, statutes and ordinances of any Governmental Entity, including Environmental Laws, (b) any judgment, order or decree of any Governmental Entity having the effect of law, and (c) any rule or regulation of any Governmental Entity having the effect of law.

        "Leases" means the Cambridge Lease and the Weymouth Lease.

        "Licensed Intellectual Property" shall have the meaning set forth in Section 5.06(c).

        "Liens" shall have the meaning set forth in Section 5.05.

        "Material Adverse Change" means a change that has a Material Adverse Effect.

        "Material Adverse Effect" means an effect on (i) the Acquired Assets or the business operations, condition (financial or other) or results of operations of the Business, taken as a whole, which (individually or in the aggregate) results in a loss or diminution of value equal to or in excess of One Hundred Fifty Thousand ($150,000), or if not quantifiable, which otherwise materially and adversely affects the Acquired Assets or the Business; or (ii) on the ability of a Party hereto to consummate the transactions contemplated herein or perform such Party's obligations hereunder; provided, however, that the following shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on or with respect to the Business or such Person: (a) a change or effect relating to conditions affecting the economy of any part of the world generally; (b) any change or effect relating to conditions generally affecting the industry in which the Business or such Person participates, or (c) failure to obtain prospective work or secure outstanding Proposals.

        "Model Statement" shall have the meaning set forth in Section 3.03(b)(i).

        "Necessary Consents" means those consents listed on Schedule I-A of the Disclosure Schedule, the obtaining of which are necessary as conditions to the Buyer's and Seller's obligations to close.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Owned Intellectual Property" shall have the meaning set forth in Section 5.06(b).

        "Permits" shall mean all permits, authorizations, approvals, registrations, licenses, certificates, variances and similar rights granted by any Governmental Entity.

        "Permitted Liens" shall mean (a) statutory liens for taxes not yet due and payable, (b) contractual and statutory liens of landlords, warehouses, mechanics and materialmen and other like liens which secure bills for services or materials not yet due and payable and which arose in the Ordinary Course of Business, and (c) those Liens described in Schedule I-B of the Disclosure Schedule.

        "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

        "Preliminary Closing Statement" shall have the meaning set forth in Section 3.03(b)(ii).

        "Proposal" means Seller's bid or other offer or proposal to enter into a contract to perform work or license Intellectual Property in connection with the Business.

        "Purchase Price" shall have the meaning set forth in Section 3.03(a).

        "Review Period" shall have the meaning set forth in Section 3.03(b)(ii).

        "Scheduled Intellectual Property" shall have the meaning set forth in Section 5.06(a).

        "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Seller's Employee Benefit Plans" shall have the meaning set forth in Section 2.01(b)(v).

        "Taxes" shall mean all income taxes and all other taxes, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

        "Third Party Claims" shall have the meaning set forth in Section 9.04.

        "Transaction Documents" shall mean this Agreement and the other agreements or documents whose execution is contemplated under this Agreement.

        "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and all regulations promulgated thereunder.

        "Warranty Work" shall have the meaning set forth in Section 6.03.

        "Weymouth Environmental Matter" shall mean environmental discharges, spills or impacts being managed under Massachusetts Department of Environmental Protection ("DEP") Release Tracking Numbers ("RTNs") 3-14967, 3-16701, and 3-20537, and any further contamination discovered in connection with the cases represented by such RTNs, provided that such further contamination is connected to the original discharge, spill or impact under such RTN.

        "Weymouth Lease" means that certain Commercial Lease dated December 15, 1997 by and between Albert R. Schofield, Jr., as Trustee of the Lynda Realty Trust, as Lessor, and Raytheon Engineers & Constructors, Inc., as Lessee, for the lease of approximately 19,350 square feet comprising the entire building located at 56 Woodrock Road, East Weymouth, Massachusetts, as amended by letter dated March 19, 2002 from Schoefield Properties LLC to and accepted by Washington Group International, Inc.

ARTICLE II—PURCHASE AND SALE

        2.01    Sale and Purchase of Acquired Assets.

          (a)    Acquired Assets Transferred.    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer and/or one or more Affiliates of Buyer (as designated by Buyer), and Buyer shall, and shall cause any such designated Affiliate to, purchase, acquire and accept from Seller all of Seller's transferable right, title and interest in, to and under all of the properties, assets, rights, claims and contracts principally used for the conduct of, the Business, as the same may exist on the Closing Date (collectively, the "Acquired Assets"), free and clear of any and all Liens (other than Permitted Liens). Without in any way limiting the generality of the foregoing, the Acquired Assets shall include (other than Excluded Assets) all transferable right, title and interest of Seller in, to and under:

    (i)
    the Leases;

    (ii)
    all Fixed Assets;

    (iii)
    all leasehold improvements and fixtures comprising a part of or located at the Facilities;

    (iv)
    the Intellectual Property;

    (v)
    all of Seller's rights and interests under the Assigned Contracts, including without limitation any outstanding Proposals (except that Equitably Assigned Contracts shall be transferred only to the extent that Seller's rights and obligations thereunder may be assigned hereunder or under applicable Law);

    (vi)
    all financial, project-related, personnel and other books and records of the Business, including without limitation equipment records, project plans, documents, catalogs, books, records, files and operating manuals;

    (vii)
    to the extent transferable, all software, computer programs, passwords, and similar rights and properties of the Business;

    (viii)
    all locks, keys, security codes and similar items and information of the Business;

    (ix)
    all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, claims in bankruptcy, indemnification agreements with, and indemnification rights against third parties, warranty claims, offsets and other claims principally relating to the ownership or operation of, or principally used for the conduct of, the Business, but excluding any of the foregoing that principally relate to any Excluded Assets and/or Excluded Liabilities;

    (x)
    to the extent transferable, all Permits held by Seller that are used for the lawful ownership or operation of the Business (including the Permits listed in Section 5.01(b) of the Disclosure Schedule);

    (xi)
    all customer lists and goodwill of the Business;

    (xii)
    all sales and marketing materials principally used for the conduct of the Business;

    (xiii)
    prepaid rent, prepaid supplies, advances and other prepaid expenses and deposits of the Business;

    (xiv)
    all accounts or notes receivable related to the Assigned Contracts and other accounts or notes receivable of the Business, whether billed or unbilled, including, accounts or notes receivable relating to royalties earned on or before the Closing Date;

    (xv)
    all confidentiality, non-disclosure, non-competition and non-solicitation agreements of or principally relating to the Business;

    (xvi)
    cash, bank accounts and cash equivalents of the Business reflected on the Final Closing Statement;

    (xvii)
    the trade name "Badger" and all marks, goodwill and any common law trademark rights relating thereto (except that the following Affiliates of Seller may continue to utilize the word "Badger" in their names for such periods of time as may be necessary to accomplish a change of business name in the respective jurisdictions of such Affiliates' state, nation or place of formation, incorporation, qualification or registration: Badger-SMAS Ltd., Asia Badger, Inc. and Badger Energy, Inc.); and

    (xviii)
    all proceeds of the foregoing.

          (b)    Assets Not Transferred.    Notwithstanding anything to the contrary contained herein, the following assets and properties of Seller, none of which are reflected on the Model Statement or shall be reflected on the Final Closing Statement, are specifically excluded from the Acquired Assets and shall be retained by Seller ("Excluded Assets"):

            (i)    Intercompany and Employee Accounts Receivable.    The intercompany receivables and employee accounts receivable listed on Schedule 2.01(b)(i) of the Disclosure Statement.

            (ii)    Refund Claims.    All claims or rights to claims of Seller for refunds of Taxes, credits against Taxes, and other Governmental Entity charges for taxable periods ending on or prior to the Closing Date.

            (iii)    Insurance.    Insurance policies and rights thereunder, including rights to any cancellation value on the Closing Date.

            (iv)    Contracts Not Assigned.    Those agreements, commitments, license agreements, and other contracts listed or described in Schedule 2.01(b)(iv) of the Disclosure Schedule.

            (v)    Seller's Employee Benefit Plans.    All assets comprising or directly related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to Seller or its employees (the "Seller's Employee Benefit Plans").

            (vi)    Corporate Services.    Assets of Seller or Seller's Affiliates that are situated neither in Cambridge, Massachusetts nor in Weymouth, Massachusetts, or that are not primarily used in the operation of the Business such as company systems, agreements, and other corporate assets not used primarily in the Business (for example, corporate aircraft, corporate-wide supply agreements, or corporate-licensed software); and services such as accounting, tax or legal, financial services, building services, data processing, and other corporate services provided to the Business by Seller or Seller's Affiliates, provided that if access to computer networking services or computer software or other similar systems or assets included in the above is necessary for operation of the Business, Seller has given Buyer separate and specific written notice of same and will arrange for Buyer to have access to same for a reasonable time after Closing to enable Buyer to transition the Business to substitute or replacement systems or assets.

            (vii)    Tradenames and Marks.    The trade name "Washington" or any variation and/or derivation thereof and the mark (W) of Seller or Seller's affiliates, provided Buyer shall be authorized to use the "Washington" trade name on a royalty free basis as necessary to explain the source of Buyer's Intellectual Property, provided that Buyer clearly advises involved third parties that the use of the Washington name does not mean that WGI is involved in the transaction with the third party or that WGI endorses such transaction.

            (viii)    Water Damage Claims.    Claims against the landlord and tenant in the building containing the office premises subject to the Cambridge Lease and insurance claims for water damages sustained as a result of a failure on September 23, 2002 of a water filtration system located on the fifth floor of such building.

            (ix)    The Hague Bankruptcy.    Assets (including claims) of Seller, whether or not related to the Business, included in The Hague bankruptcy proceeding of Washington International, B.V. ("WBV"). Rights of Seller as a shareholder in WBV to claims against the assets of WBV.

            (x)    Certain Undisclosed Contracts.    Except for Proposals less than $150,000 and "Purchase Orders" as described in Schedule 5.14, any contract of the Business which would otherwise be an Assigned Contract pursuant to the terms of this Agreement but: (a) which is not listed or described on Schedule 5.14; and (b) which is not an amendment, modification, clarification, task authorization, change order, side letter or does not otherwise relate to or arise from an Assigned Contract that is listed or described in Disclosure Schedule 5.14; and (c) with respect to which Buyer and/or its Affiliates have not, as of the date of notice to Seller described in sub-part (d) below rendered any material performance or provided any material service with respect to such contract (it being specifically agreed that any such performance or service will be deemed material in any event if $20,000 or more of services or fees or costs are provided or incurred by Buyer and/or its Affiliates with respect to such contract); and (d) Buyer and/or its Affiliates notify Seller promptly in writing in accordance with Section 10.3 hereof by courier ("Discovery Notice") upon the discovery of the existence of any such contract but in no event later than the fourth anniversary of the Closing Date or the expiration of the statute of limitations for contract claims applicable to such contract, whichever is later ("Excluded Assigned Contract"). For purposes of the foregoing, Buyer shall be deemed to discover any such contract on the earlier of (i) the date twenty days following the date that the first services or costs are entered into the Business's time collection system in respect of such contract by an employee of Buyer, or (ii) the date the Business's management personnel employed by Buyer (or its Affiliates) has actual knowledge of such contract. Notwithstanding the foregoing, Buyer (or its Affiliate) may elect to accept and assume any contract which would otherwise be an Excluded Assigned Contract by affirmatively electing to do so by written notice thereof delivered to Seller within ten business days following the date of the Discovery Notice. Buyer shall assume all liability for and defend and hold Seller harmless from and against any and all Damages solely resulting from any performance provided, services rendered, or other affirmative conduct by Buyer or its Affiliates following the Closing Date, with respect to an Excluded Assigned Contract, unless such performance or services were specifically authorized or requested by Seller.

    Buyer agrees to (A) not enter into any amendment, modification, change order, task order or other alternation or extension (oral or written) with respect to any Excluded Assigned Contract, and (B) to refund to Seller an amount equal to any funds received pursuant to each Excluded Assigned Contract which are unrelated to work performed or expenditures incurred by Buyer with respect thereto, which shall include an amount equal to any liabilities with respect to such Excluded Assigned Contract shown on the Final Closing Statement. In addition Seller will be relieved of its obligations under the Covenant and Agreement Not-to-Compete to the extent necessary for Seller in its sole judgment to perform its obligations under any such Excluded Assigned Contract. The Buyer hereby agrees to provide support to Seller with respect to Seller's performance of its obligations and duties under any Excluded Assigned Contract by making applicable Intellectual Property (and improvements thereto) which is being sold to Buyer with the Business available to Seller on a royalty free basis and providing necessary basic engineering in support of Seller's obligations and duties on commercially reasonable terms, consistent with the practices of the Business as then currently practiced.

    The amount of any net gain realized by Buyer from the performance of all contracts which (i) satisfy the criterion set forth in subparts (a) and (b) above but does not satisfy subpart (c) or (d), or (ii) would otherwise be Excluded Assigned Contracts but which Buyer assumes in accordance with the foregoing, shall be remitted by payment to Seller up to an amount equal to any net loss incurred by Seller in performing all Excluded Assigned Contracts (which net gains and net losses shall be calculated using accounting principles and methods utilized by the Business, consistent with practices as of the date of Closing). It is further agreed that Buyer and/or its Affiliates shall have no claim for breach of this Agreement under Section 5.14 hereof in respect of any contract which (i) satisfies the criterion set forth in subparts (a) and (b) above but does not satisfy subpart (c) or (d), or (ii) would otherwise be an Excluded Assigned Contract hereunder but which Buyer assumes in accordance with this Section 2.01(b)(x).

    Buyer grants to Seller the right to audit its (or its Affiliate's) books and records related to the Business (during normal business hours) but only to the extent (a) necessary to verify the existence of any Excluded Assigned Contract claimed to exist by Buyer and/or its Affiliates and (b) to verify the existence of any Assigned Contract described herein and the amount of gain claimed to exist by either Buyer or Seller with respect thereto. Seller grants to Buyer the right to audit its books and records related to the Business (during normal business hours) but only to the extent necessary to verify the amount of loss claimed to be suffered by Seller with respect to any Excluded Assigned Contract.

        2.02    Instruments of Conveyance and Transfer.

        At the Closing, the Parties shall execute and deliver all necessary Transaction Documents to consummate the transactions contemplated hereunder. At Closing, Seller shall deliver to Buyer the following:

          (a)   an original "Bill of Sale and Assignment Agreement" duly executed by Seller transferring to Buyer the Acquired Assets to be acquired by it under the terms of this Agreement in substantially the form of Exhibit A annexed hereto;

          (b)   [reserved];

          (c)   originals "Assignment of Leases" duly executed by Seller assigning each of the Leases to Buyer in substantially the form of Exhibits B-1 and B-2 annexed hereto;

          (d)   to the extent in the possession of Seller originals of the Assigned Contracts and Permits; otherwise true and complete copies of such Assigned Contracts and Permits;

          (e)   with respect to each Lien upon any of the Acquired Assets, evidence reasonably satisfactory to Buyer of the repayment of the indebtedness secured thereby and/or the release as of the Closing Date of such Lien; provided, that this provision does not apply to any Permitted Lien;

          (f)    an original assignment form for recordation at the United States Patent and Trademark Office for the assignment of patents and patent applications, in the form of Exhibit D hereto; an original assignment form for recordation at the United States Patent and Trademark Office for the assignment of trademarks, in the form of Exhibit E hereto; and written documents in form for recordation at the United States Patent and Trademark Office or any other Governmental Authority extinguishing or satisfying any recorded liens of Credit Suisse First Boston against the Intellectual Property;

          (g)   a certificate of the secretary of Seller certifying resolutions of its board of directors approving and authorizing the execution, delivery and performance of this Agreement and its related Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller);

          (h)   the long-form certificate of incorporation or similar instruments of Seller certified by the Secretary of State or equivalent Person of the jurisdiction of incorporation of Seller, certified by the secretary of Seller;

          (i)    a Certificate of Good Standing for Seller from the States of Ohio, Massachusetts and Idaho;

          (j)    Estoppel certificates from each landlord under the Leases in form and substance satisfactory to Buyer; and

          (k)   an original Covenant and Agreement Not-to-Compete duly executed by Seller in substantially the form of Exhibit F annexed hereto.

        Buyer shall execute and deliver an original "Assumption Agreement" in substantially the form of Exhibit C annexed hereto, the Bill of Sale and Assignment and the Assignments of Leases, as well as such instruments and other documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement. Buyer and Seller each agree to assist the other Party as reasonably required after the Closing to register and record with appropriate Governmental Entities the conveyance and transfer documents. At Closing, Seller also shall deliver to Buyer actual and exclusive possession and control of the Acquired Assets and Facilities subject to the terms hereof, including keys, security codes, computer passwords and other items required to operate the properties and assets used in the operation of the Business.

        2.03    Further Assurances.

        Seller shall from time to time after the Closing at the request of Buyer and without further consideration, execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 2.02) and take such other actions as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer and its Affiliates and their successors and assigns each of the Acquired Assets. Buyer shall, and shall cause its Affiliates to, from time to time after the Closing at the request of Seller or its Affiliates or their successors or assigns, and without further consideration, execute and deliver further instruments or evidences of assumption or assignment, and take such other actions as Seller or its Affiliates or their successors and assigns may reasonably require to consummate and make effective the transactions contemplated by this Agreement. Without limitation of the foregoing, Seller agrees, at its own reasonable cost and expense, to cooperate with Buyer in connection with patent, trademark and copyright transfers in the United States and other countries, and with the ongoing prosecution of patent, trademark and copyright applications in the United States and other countries, and maintenance of patents, trademark registrations and copyright registrations, and to execute such documents as may be necessary in those transfers and applications.

ARTICLE III—CLOSING, PURCHASE PRICE, ASSUMPTION OF LIABILITIES

        3.01    Closing.

        Upon satisfaction of the conditions to closing set forth in Article VIII hereof, Seller shall be obligated to sell, and Buyer shall be obligated to buy, the Acquired Assets on the terms and conditions stated herein. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of the Business in Cambridge, Massachusetts on April 17, 2003 or at such other time and place as the Parties may mutually agree. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date." The Closing shall be deemed to be effective as of 12:01 a.m. eastern standard time on the Closing Date.

        3.02    Consideration.

        Upon the terms and subject to the conditions set forth in this Agreement and in exchange and consideration for the Acquired Assets and other consideration set forth in this Agreement, Buyer shall:

          (a)   On and as of the Closing Date, pay to Seller the "Estimated Purchase Price" in accordance with, and to the extent provided in, Section 3.03(a); and

          (b)   Assume as of the Closing Date the Assumed Liabilities in accordance with, and to the extent provided in, Section 3.04.

        3.03    Purchase Price and Payment Thereof.

          (a)    Purchase Price and Payment of Estimated Purchase Price.    The "Estimated Purchase Price" shall be equal to the sum of Seventeen Million Seven Hundred Thousand Dollars ($17,700,000.00). The purchase price for the Acquired Assets shall be (a) the Estimated Purchase Price, plus or minus (as applicable) (b) the Adjustment, if any, as defined in Section 3.03(c) (the "Purchase Price").

          Buyer shall on the Closing Date pay $17,200,000.00, to Seller, by wire transfer of immediately available United States Funds, to Seller's bank account per Seller's written instructions. The sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) (the "Escrow Deposit") shall be deposited with Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P. (the "Escrow Agent") for a period of one (1) year after closing pursuant to the terms of the Escrow Agreement in the form of Exhibit G attached hereto, to be executed at Closing among Buyer, Seller and Escrow Agent.

          (b)    Determination of Purchase Price.

              (i)  For purposes of this Agreement, (1) the "Final Closing Statement" shall mean the statement listing the current assets and current liabilities of the Business (excluding deferred royalty income) as of the Closing Date prepared in accordance with this Section 3.03(b)(i) and in the same format as the Model Statement, (2) the "Model Statement" shall mean the current assets and current liabilities of the Business (excluding deferred royalty income) as of May 31, 2002, which is attached as Exhibit H, and (3) the "Closing Net Assets" shall mean the current assets of the Business minus the current liabilities of the Business, as of the Closing Date, excluding, however, from such calculation deferred royalty income, as set forth on the Final Closing Statement.

            Seller represents and warrants that, except for exceptions to GAAP as otherwise set forth in Schedule 5.17 of the Disclosure Schedule, the Model Statement was prepared in accordance with GAAP consistently applied. The Final Closing Statement shall be prepared from the books and records of the Business in accordance with GAAP, applied on a consistent basis, except for GAAP exceptions set forth in Schedule 5.17 of the Disclosure Schedule. The Preliminary Closing Statement and the Final Closing Statement will be prepared on a basis consistent with that used in the preparation of the Model Statement and will reflect only those types of assets and liabilities reflected in the Model Statement. The Preliminary Closing Statement and the Final Closing Statement shall not reflect any Excluded Assets or liabilities that are not Assumed Liabilities.

             (ii)  Within sixty (60) days following the Closing Date, Seller, with the reasonable assistance and cooperation of Buyer, shall prepare and deliver to Buyer a statement of acquired assets and assumed liabilities as of the Closing Date (the "Preliminary Closing

    Statement"), prepared as provided in paragraph (i) above. Buyer will provide Seller with access to such financial records and statements of the Business, and access to personnel, as may be reasonably required for Seller to prepare the Preliminary Closing Statement. Buyer shall have thirty (30) days following its receipt of the Preliminary Closing Statement (the "Review Period"), to review the same for compliance with paragraph (i) above. Seller shall provide Buyer and its representatives access to Seller's and its accountants' work papers generated in connection with the preparation of the Preliminary Closing Statement, as well as access to the employees and representatives of Seller and its outside accountants (if any) to assist Buyer in its review of such work papers and the Preliminary Closing Statement. On or before the expiration of the Review Period, Buyer shall deliver to Seller a written statement accepting or objecting to the Preliminary Closing Statement. In the event that Buyer shall object to the Preliminary Closing Statement, such statement shall include a detailed itemization of Buyer's objections and its reasons therefor. If no such statement is delivered by Buyer to Seller within the Review Period, Buyer shall be deemed to have accepted the Preliminary Closing Statement.

            (iii)  In the event that Buyer shall accept or shall be deemed to have accepted the Preliminary Closing Statement as prepared and delivered by Seller, the Preliminary Closing Statement shall constitute the Final Closing Statement for purposes of determining Closing Net Assets and any adjustment to the Estimated Purchase Price. In the event, however, that Buyer shall object to the Preliminary Closing Statement within the Review Period, Buyer and Seller shall promptly meet and in good faith attempt to resolve such objections. Any such objections which cannot be resolved between Buyer and Seller within thirty (30) days following Seller's receipt of Buyer's statement of objections shall be resolved in accordance with the procedures set forth in Section 3.03(e). The Preliminary Closing Statement, as adjusted to reflect the adjustments agreed upon by the Parties or determined in accordance with Section 3.03(e), shall constitute the Final Closing Statement for purposes of determining any adjustment to the Estimated Purchase Price.

          (c)    Adjustment and Settlement of Purchase Price.    In the event that the dollar amount of the Closing Net Assets as finally determined and set forth on the Final Closing Statement is greater than Two Million Two Hundred Thousand Dollars ($2,200,000), then Buyer shall pay to Seller the amount of such excess. In the event that the dollar amount of the Closing Net Assets as finally determined and set forth on the Final Closing Statement is less than Two Million Two Hundred Thousand Dollars ($2,200,000), then Seller shall pay to Buyer the amount of such deficiency. Any excess or deficiency, as the case may be, shall be referred to as the "Adjustment." On the third Business Day following the date upon which the Final Closing Statement as provided for in Section 3.03(b)(iii) is determined, the Adjustment, if any, shall be paid to the Party entitled to the Adjustment by wire transfer of immediately available United States funds.

          (d)    Allocation of Purchase Price.    The consideration given by Buyer under this Agreement (including without limitation the payment of the Purchase Price and the assumption of the Assumed Liabilities) shall be allocated among the Acquired Assets in accordance with section 1060 of the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder. A schedule setting forth such proposed allocations shall be prepared by Buyer and delivered to Seller within one hundred twenty (120) days following the Closing Date. The determination of the amount of consideration paid by Buyer, including the Assumed Liabilities, and its allocation as set forth on such schedule shall be reasonably determined by Buyer and shall be reasonably satisfactory to Seller. Buyer and Seller agree to make such allocation in filing their respective tax returns or declarations for applicable United States income tax purposes.

          (e)    Accounting Objections.    Should Seller and Buyer not be able to resolve such objections as may be raised with respect to the Preliminary Closing Statement or adjustments to the

  Estimated Purchase Price (collectively, the "Accounting Objections") within the thirty (30) day period described in (b) above, either party may submit the matter to a mutually agreed upon independent and nationally recognized accounting firm for review and resolution, with instructions to complete the same as promptly as practicable and to base such review and resolution on GAAP, consistently applied, on which the Model Statement was prepared except as set forth in the accounting procedures and the exceptions to GAAP set forth in Schedule 5.17 of the Disclosure Schedule. The fees and costs of the accounting firm, if one is required, shall be borne equally by Seller and Buyer.

        3.04    Assumption of Liabilities.

        Buyer shall assume as of the Closing Date and agrees to pay, honor and discharge in accordance with the terms thereof all of the Assumed Liabilities (subject to any equitable rights of offset or other defenses of Buyer relating to the Acquired Assets asserted by Buyer in good faith). The term "Assumed Liabilities" shall mean only the following liabilities and obligations relating to the Business or the Acquired Assets:

          (a)   Subject to Section 6.06, any and all liabilities, obligations and commitments arising under the Designated Assigned Contracts (including Proposals) including those related to the performance thereof whether arising before or after the Closing Date;

          (b)   Subject to Section 6.06, any and all liabilities, obligations and commitments arising under the Assigned Contracts other than the Designated Assigned Contracts, but only to the extent arising after the Closing Date;

          (c)   Any and all Taxes (i) sales, use or transfer Taxes resulting from the sale of the Acquired Assets to Buyer and (ii) any and all Taxes which may be applicable to the Business or the Acquired Assets which relate to periods after the Closing Date;

          (d)   Any and all liabilities, obligations and commitments specifically undertaken by Buyer pursuant to the other terms of this Agreement;

          (e)   Any and all liabilities included on the Final Closing Statement;

          (f)    The obligation to perform the Warranty Work; and

          (g)   Liabilities arising out of Buyer's and/or its Affiliates' and/or other Person's operation of the Business and the Acquired Assets after the Closing Date.

        3.05    No Other Liabilities Assumed.

        Except for the Assumed Liabilities, Buyer has not agreed to pay or discharge, shall not be required to assume or be responsible for, and shall not have any liability or obligation, direct or indirect, absolute or contingent, of any nature, of Seller or any Affiliate of Seller, the assumption of which by Buyer is not expressly provided for in this Agreement (the "Excluded Liabilities"), including the following:

          (a)   all obligations of Seller or any Affiliate of Seller to Seller or any Affiliate of Seller;

          (b)   all liabilities for income, franchise or similar Taxes of Seller, for all taxable periods and all liabilities with respect to such Taxes relating to the Business or the Acquired Assets for any period or portion thereof ending (or deemed to end) on or before the Closing;

          (c)   all obligations, liabilities, commitments, responsibilities, expenses or damages of any kind arising on or prior to the Closing Date relating to the Business's employment or termination of employment of any employees, former employees, independent contractors of the Business (but not including Assumed Liabilities or such liabilities for which Seller has made accruals that are reflected on the Final Closing Statement);

          (d)   all obligations or liabilities to the extent arising, whether before, on or after, the Closing Date, out of, or in connection with, the Excluded Assets (but not including Assumed Liabilities or such liabilities for which Seller has made accruals that are reflected on the Final Closing Statement);

          (e)   except for Assumed Liabilities, all obligations or liabilities arising out of the operation or ownership of the Business on or prior to the Closing Date, including all expenses, liabilities, damages or obligations arising out of or in connection with (v) all Taxes relating to the Business or Acquired Assets for the periods preceding Closing Date, (w) product liability, toxic tort or similar claims for personal injuries, property damage or Damages that involve the use of any product sold or disposed of by or on behalf of Seller or any of its Affiliates on or before the Closing Date, (x) product liability, toxic tort or similar claims for personal injuries, property damage or Damages that involve the use of any product manufactured, stored, packaged, handled or transported by or on behalf of Seller arising before the Closing Date; (y) any account payable to the extent it is not reflected in the Final Closing Statement, or (z) any violation of applicable Laws by Seller in connection with the ownership or operation of the Business; provided, however, that the exclusion of such liabilities in no way limits Buyer's reimbursement obligations under Section 9.10; or

          (f)    all liabilities, obligations and expenses (including, without limitation, costs of assessment, investigation, testing, monitoring, remediation, removal and cleanup, and fines, penalties, and fees) arising out of the Weymouth Environmental Matter, subject, however, to the reimbursement obligations of Buyer set forth under Section 9.10.

        3.06    Account Debtors/Power of Attorney.

        With respect to all accounts receivable purchased by Buyer, Seller shall as soon as practicable following Closing notify all account debtors that Buyer has purchased the account receivable of such account debtor and that each account debtor should remit payment directly to Buyer of all amounts represented by any such account receivable. Each payment received by Buyer on any account receivable shall be applied to the account receivable designated by the account debtor, or if not designated, then to the oldest portion of the outstanding balances of such account debtor until paid in full. Seller hereby waives and forfeits all authority to grant any account debtor any waiver, discount, indulgence or other delay in respect to any account receivable purchased by Buyer, and after Closing Seller shall promptly remit to Buyer all funds received from an account debtor in respect of any account receivable purchased by Buyer. Seller hereby appoints Buyer as its attorney, with special power to endorse the name of Seller on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Buyer's possession in connection with any account receivable that is part of the Acquired Assets. Seller's appointment of Buyer hereunder is an irrevocable special power of attorney coupled with an interest for a period of two years from the date of Closing.

ARTICLE IV—BUYER'S REPRESENTATIONS AND WARRANTIES

        Buyer represents and warrants that the following are true and correct as of the date of this Agreement and will be true as of the Closing Date:

        4.01    Organization and Good Standing.

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary. Buyer has all requisite corporate power and authority to acquire, own, lease and operate the Acquired Assets and the Business, to perform its obligations hereunder and to execute and deliver this Agreement.

        4.02    Authorization and Validity.

        The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

        4.03    No Violation.

        Neither the execution and performance of this Agreement nor the consummation of the transactions contemplated will (a) result in a violation or breach of the charter or bylaws of Buyer or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance under, any indenture, agreement or other instrument to which Buyer is a party or to which any assets of Buyer is subject, or (b) violate any applicable Law.

        4.04    Litigation.

        There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in process, pending or in effect, or to the Knowledge of Buyer, threatened against or relating to Buyer that would have a Material Adverse Effect on Buyer's ability to perform its obligations under this Agreement, and Buyer has no Knowledge of any basis for the same.

        4.05    Consents.

        Except for required consents of the parties to the Assigned Contracts, no authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other Person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement on the part of Buyer.

        4.06    Finders' Fees.

        Buyer has made no agreement with any Person nor taken any action which would cause any Person to become entitled to agents', brokers', investment bankers' or finders' fees in connection with the transactions contemplated hereby.

        4.07    Governmental Approvals.

        No authorization, consent, approval, permit or license of, or filing with, any Governmental Entity or public body or authority is required to be obtained by Buyer for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        4.08    Condition of Acquired Assets.

        THE BUYER HAS CAREFULLY INSPECTED THE FIXED ASSETS AND KNOWINGLY AND VOLUNTARILY ACCEPTS THE FIXED ASSETS "AS IS" AND "WHERE IS", WITH NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, HAVING BEEN MADE BY OR ON BEHALF OF THE SELLER WITH RESPECT TO THE PRESENT CONDITION OF THE FIXED ASSETS OR THE PRESENT OR FUTURE SUITABILITY THEREOF FOR ANY INTENDED USE BY BUYER, OTHER THAN AS SET FORTH IN ARTICLE V. BUYER HAS HAD AN OPPORTUNITY PRIOR TO EXECUTION HEREOF TO UNDERTAKE SUCH INVESTIGATIONS OF THE ACQUIRED ASSETS AS IT DEEMED NECESSARY OR APPROPRIATE AND TO EXAMINE AND REVIEW SUCH RECORDS, DOCUMENTS, REPORTS AND OTHER INFORMATION OF SELLER AS IT DEEMED RELEVANT TO THE

CONSUMMATION OF THIS AGREEMENT, EXCEPT THAT NO SUCH INVESTIGATION OR EXAMINATION SHALL CONSTITUTE A WAIVER BY BUYER OF ITS RIGHT TO RELY ON THE TERMS AND CONDITIONS OF THIS AGREEMENT.

ARTICLE V—SELLER'S REPRESENTATIONS AND WARRANTIES

        Seller represents and warrants that the following are true and correct as of the date of this Agreement and will be true as of the Closing Date:

        5.01    Organization and Good Standing.

        Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, with all requisite power and authority to own the Acquired Assets and carry on the Business as it is now conducted and to own and operate the Acquired Assets and the Business as and in the places where the Business is now conducted and such Acquired Assets are now owned, located or operated. Seller is duly qualified and licensed to do business and is in good standing in each jurisdiction where the nature of the Business makes such qualification necessary. Each such jurisdiction is listed in Schedule 5.01(a) of the Disclosure Schedule. Seller has all necessary Permits to own and operate the Acquired Assets and to carry on the Business as presently conducted. Each Permit required to operate the Facility at Weymouth, Massachusetts is described in Schedule 5.01(b) of the Disclosure Schedule.

        5.02    Authorization and Validity.

        The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditor's rights generally.

        5.03    Employee Benefit Plans.

        Except as set forth in Schedule 5.03 of the Disclosure Schedule:

          (a)   To Seller's Knowledge, all of Seller's employee benefit plans that cover or have covered employees of the Business comply and have been administered in form and in operation in all material respects with all applicable requirements of Law;

          (b)   To Seller's Knowledge, no event has occurred which will or could cause any such benefit plan to fail to comply with such requirements and no notice has been issued by any Governmental Entity questioning or challenging such compliance;

          (c)   There have been no acts or omissions by Seller which have given rise to or may give rise to fines, penalties, Taxes or related changes under ERISA or the Internal Revenue Code of 1986, as amended, for which Buyer could be liable;

          (d)   As a result of the sale of Acquired Assets contemplated herein, Buyer will not become a successor-in-interest to any employment agreements or Seller's Employee Benefit Plans. Buyer will not incur any funding, record keeping, run-off claim or other liabilities or obligations associated with Seller's Employee Benefit Plans now or at any time in the future.

        5.04    Absence of Certain Changes.

        Except as set forth in Schedule 5.04 of the Disclosure Schedule, since January 1, 2002 (i) there has been no Material Adverse Change in the Business or the Acquired Assets; and (ii) there have been no dispositions or acquisitions of capital assets over $100,000, except in the Ordinary Course of Business.

        5.05    Title.

        Except as set forth in Schedule 5.05 of the Disclosure Schedule and except for Permitted Liens, Seller owns good and marketable title to, or has a valid leasehold interest in or holds a valid right under contract or agreement to use, all Acquired Assets and such property is owned, leased or so held free and clear of any and all liens, security interests, mortgages, claims, encumbrances or other interests (the "Liens"). Schedule 5.05 of the Disclosure Schedule lists all Liens against the Acquired Assets other than the Permitted Liens.

        5.06    Intellectual Property.

          (a)    Scheduled Intellectual Property.    Schedules 5.06(a)(i) and 5.06(a)(ii) of the Disclosure Schedule set forth an accurate and complete list of all (both foreign and domestic) of the following assets of the Business (whether owned jointly or exclusively) (collectively, the Scheduled Intellectual Property"). Scheduled Intellectual Property includes the following items:

              (i)  Seller's patents and pending patent applications (including any extensions, continuations, renewals, divisions, reexaminations or reissues thereof), including the name of the Person which owns each patent or has filed such pending patent application. To the extent in Seller's custody or control, Seller agrees to furnish Buyer with the original Letters Patent or other original Patent Certificate documents for all patents. To the extent in Seller's custody or control, Seller agrees to furnish Buyer with true, correct and complete copies of the files for each patent and pending patent application.

             (ii)  Seller's trade names, registered and unregistered trademarks and service marks (including any renewals thereof), trademark registration applications, service mark registration applications, and Internet domain names. To the extent in Seller's custody or control, Seller agrees to furnish Buyer with the original United States or foreign registration documents for each registered trademark and the true, correct and complete copies of the files for each trademark and pending trademark application.

            (iii)  Seller's records of invention for all potential patent applications that have not been filed to date. Seller agrees to furnish Buyer with true, correct and complete copies of the files for each record of invention.

            (iv)  Except as set forth in Schedule 5.06(a)(iv) to the Disclosure Schedule, Seller has paid all maintenance, renewal, or similar fees required by the applicable Governmental Entities to maintain the Scheduled Intellectual Property. Except as set forth in Schedule 5.06 (a)(iv) to the Disclosure Schedule, Seller has filed responses to all actions from applicable Governmental Entities that have become due relating to the Scheduled Intellectual Property, both foreign and domestic, and has paid all costs and charges, and taken all acts relating to such actions, including without limitation, payment of attorney's fees necessary to maintain such patent, trademark registration, service mark registration, or copyright registration in force.

             (v)  Except as otherwise specified in Schedule 5.06(a)(v) Seller is the sole owner of the Scheduled Intellectual Property within the United States or the country of registration, and is listed in the records of the appropriate government entity as the sole owner of record for each such application, patent and registration, in connection with the goods or services offered by the Business, free and clear of Liens. Seller agrees to cooperate with and assist Buyer, at no cost to Seller and including periods following the Closing (if necessary) to complete all recordations necessary to effect a transfer of record title to such items to Buyer.

          (b)    Owned Intellectual Property.

              (i)  "Owned Intellectual Property" means (i) the Scheduled Intellectual Property, (ii) all Seller's rights, if any, with respect to owned unregistered copyrights (in both published and unpublished works), owned trade secrets, and owned proprietary information of the Business (whether owned jointly or exclusively) which relates to categories (1) through (14) listed in the "Intellectual Property" definition in Article I.

             (ii)  Except as set forth in Schedule 5.06(b)(ii), Seller makes the following warranties and representations with respect to the Owned Intellectual Property (or solely with respect to the Scheduled Intellectual Property where so indicated):

              (A)  No written claim or demand has been asserted or any proceeding instituted by a third party, including without limitation any opposition proceeding in any foreign or domestic patent office, copyright office, or trademark or service mark registration office, which challenges any right, title or interest of Seller or Affiliates in any of the Owned Intellectual Property, nor, to Seller's Knowledge, is there any basis upon which any such claim or challenge could be made.

              (B)  Seller is not obligated to and does not pay royalties or other fees to anyone for Seller's ownership, use, license or transfer of any of the Owned Intellectual Property.

              (C)  Seller has no Knowledge that any Person or Governmental Entity is infringing or has misappropriated any Owned Intellectual Property.

              (D)  Seller warrants that it is the owner, or joint owner where such joint ownership is set forth in the relevant schedules, of the particular item of Scheduled Intellectual Property.

              (E)  Seller warrants that with respect to each patent, trademark, copyright, or other statutory protection, or applications therefore, Seller has, to Seller's Knowledge, met its duties of disclosure and candor with respect to all such applications.

              (F)  Seller warrants that with respect to patent, trademark and copyright and to each issued patent, trademark registration, or copyright registration that, to Seller's Knowledge, Seller warrants that the item is valid, enforceable, subsisting, in full force and effect, and has not been canceled, expired or abandoned, and Seller has no Knowledge of any basis for challenging the validity and/or enforceability of the item.

              (G)  Except as set forth in Schedule 5.06(a)(v), Seller has good marketable and exclusive title to, and the valid and enforceable power and unqualified right to use the Scheduled Intellectual Property free and clear of Liens and no Person other than Seller has any right or interest of any kind or nature in or with respect to the Scheduled Intellectual Property or any portion thereof or any rights to use, market or exploit the Scheduled Intellectual Property or any portion thereof other than pursuant to agreements entered into in the ordinary course of business.

          (c)    Licensed Intellectual Property.    Included in the schedule of Assigned Contracts (Schedule 5.14) is an accurate and complete list of all unexpired licenses or other written agreements to be assigned to Buyer at Closing (the "Licensed Intellectual Property") under which Seller (i) is granted Intellectual Property rights by others or (ii) has granted to others rights in any Intellectual Property. Except as set forth in Schedule 5.06(c) to the Disclosure Schedule, none of such licenses is or will on the Closing Date be subject to termination or cancellation or change in terms or provisions of such license as a consequence of this Agreement or consummation of the transactions provided for herein. Except as set forth in Schedule 5.06(c) to the Disclosure

  Schedule, Seller has not granted any Person or Governmental Entity the right to sublicense or generally distribute any Intellectual Property.

          (d)    Patent, Trademark, Service Mark, and Copyright Infringement.    Except as set forth in Schedule 5.06(d) to the Disclosure Schedule, Seller represents and warrants that (i) there are no pending claims or demands against Seller for infringement or misappropriation of any patent, trademark, tradename, service mark, copyright, trade secrets, technology or other proprietary rights of any other person in connection with the Business; and (ii) to Seller's Knowledge the present conduct of the Business does not infringe and is not subject to any claim of infringement or misappropriation of any patent, trademark, trade name, service mark, copyright, or trade secrets and technology or other proprietary right of any other person; and (iii) Seller has no Knowledge of facts or circumstances that Seller expects to give rise to any lawsuit, claim, or proceeding for infringement or misappropriation of a patent, trademark, trade name, service mark, copyright, trade secret or similar proprietary right.

        5.07    No Violation.

        Except as set forth in Schedule 5.07 of the Disclosure Schedule, neither the execution and performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in a violation or breach of the charter or bylaws of Seller or any indenture, agreement or other instrument to which Seller is a party or by which Seller or the Acquired Assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien, charge or encumbrance pursuant to, any such indenture, agreement or instrument, or (b) violate any applicable Law or regulation or any judgment or order of any court or Governmental Entity, except where such violation, breach, conflict, or default would not individually or in the aggregate, have a Material Adverse Effect on the Acquired Assets or the Business taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

        5.08    Taxes.

        Except as set forth in Schedule 5.08 of Sellers Disclosure Schedule:

          (a)   there is no lien for Taxes (other than any lien for current Taxes not yet due and payable) on any of the Acquired Assets;

          (b)   Seller has withheld and paid or properly deposited all Taxes required by Law to be withheld and paid or deposited in connection with amounts paid or owed to any employee or independent contractor to the Business;

          (c)   all Taxes of any type arising from or applicable allocable to the operation of the Business have been paid or shown as liabilities on the Final Closing Statement; and

          (d)   all federal, state, local and foreign income, corporation and other tax returns relating to the Business have been filed for Seller and all other filings in respect of Taxes relating to the Business have been made by Seller (or will be filed or made prior to the due dates therefore) for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such tax returns and other filings have been paid (or will be paid prior to the due dates therefore). Each such tax return and filing is accurate and complete and Seller does not and will not have any additional liability for Taxes with respect to any tax return or other filing heretofore filed or which was required by Law to be filed and which related to the Business, other than as reflected as liabilities on the Financial Statements.

        5.09    Government Approvals.

        Except as set forth in Schedule 5.09 of the Disclosure Schedule, no authorization, consent, approval, Permit or license of, or filing with, any Governmental Entity in the United States or public body or authority is required to be obtained by Seller for the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby.

        5.10    Labor Relations.

        Except as set forth in Schedule 5.10 of the Disclosure Schedule, Seller has not experienced within the last two years and is not experiencing as of the date of this Agreement any labor disputes, including strikes, work stoppages, slowdowns or other material interference with or impairment of the Business by labor, nor has Seller received in the year prior to the date of this Agreement any written complaints of any unfair labor practice with regard to the employees of the Business. To Seller's Knowledge, there are no current or contemplated union organization efforts or negotiations, or requests for negotiations, representation or any labor contract relating to the employees of the Business. Seller is not a party to a collective bargaining agreement that relates primarily to the Business or covers Affected Employees.

        5.11    Compliance with Laws.

        Except as described in Schedule 5.11 of the Disclosure Schedule, to the Knowledge of Seller, Seller has at all times operated the Business in compliance with applicable Laws and there are no past or existing violations by Seller of any applicable federal, state or local law or regulation that would reasonably likely have a Material Adverse Effect on the Business or the Acquired Assets.

        5.12    Litigation.

        Except as described in Schedule 5.12(a) of the Disclosure Schedule, Seller is not a party to any legal action or administrative proceeding or, to the Knowledge of Seller, is any such action or proceeding threatened which could have a Material Adverse Effect on the Business or the Acquired Assets. Except as disclosed in Schedule 5.12(b) of the Disclosure Schedule, Seller is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Business, Acquired Assets or employees of the Business, or (b) in default with respect to any such order, writ, injunction or decree. Schedule 5.12(c) of the Disclosure Schedule sets forth all litigation pending as of the date of this Agreement with regard to the Business asserting damages, claims or losses in excess of $100,000.

        5.13    Employees.

        Set forth in Schedule 5.13(a) of the Disclosure Schedule is a list of all employees of the Business ("Affected Employees") as of April 2, 2003, showing such employees' positions, employment date and service date. Since April 2, 2003, except as set forth in Schedule 5.13(b) of the Disclosure Schedule, Seller has not granted or become obligated to grant any increases in the wages or salary of, or paid or become obligated to pay any such increases (except in the Ordinary Course of Business). Except as set forth in Schedule 5.13 of the Disclosure Schedule, Seller has at all times conducted the Business in compliance with all Laws relating to employment and employment practices, terms, and conditions of employment, wages and hours and nondiscrimination in employment. Except as provided in Schedule 5.13 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any individual; or (iii) result in the payment of any amount that will be an "excess parachute payment" as defined in the Internal Revenue Code of 1986, as amended. Except as set forth in Schedule 5.13 of the Disclosure Schedule, Seller requires its employees to execute written agreements that include a provision requiring all inventions made by employees to be assigned to Seller.

        5.14    Assigned Contracts.

        Set forth in Schedule 5.14 of the Disclosure Schedule is a complete list of the Assigned Contracts (excluding Proposals in amounts of $150,000 or less), including material amendments and modifications thereto. Except for Proposals, and except as set forth in Schedule 5.14 of the Disclosure Schedule:

          (a)   each such Assigned Contract is valid and enforceable in accordance with its terms;

          (b)   to the Knowledge of Seller, there are no threatened cancellations thereof nor outstanding disputes thereunder;

          (c)   Seller is not currently in default and no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the passage of time or both, would constitute a default by Seller under any such Assigned Contract;

          (d)   to the Knowledge of Seller, no other Party to any of the Assigned Contracts is in default and no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the passage of time or both, would constitute a default by any Party under any such Assigned Contract;

          (e)   no consent of any third party is required under any of the Assigned Contracts for the consummation of the transactions contemplated hereby;

          (f)    after the Closing, no Assigned Contract will be cancelable by the other party due to the consummation of the transactions contemplated hereby; and

          (g)   except as will be accrued for on the Final Closing Statement, in respect of each Assigned Contract which requires Seller to pay a percentage of royalties received by Seller therewith to the other party(s) to such Assigned Contract, all such amounts have been paid to such other party(s) in connection therewith and Seller has not received any royalties for which any amounts are due and outstanding to such other party(s).

        Except as set forth in Schedule 5.14 of the Disclosure Schedule, Seller is not a party to any material contract, agreement or arrangement (oral or written) which primarily relate to the Business other than the Assigned Contracts and the Excluded Assets. Except as set forth on Schedule 5.14, Seller has made available to Buyer (i) true and complete copies of the Assigned Contracts, as amended, and (ii) a written description of each oral arrangement listed in Schedule 5.14 of the Disclosure Schedule.

        5.15    Accounts Receivable.

        All accounts receivable are valid and legally binding obligations of the Persons obligated to pay such accounts receivable and, to Seller's Knowledge, will be subject to no counterclaim or set-off, and to Seller's Knowledge, all such receivables will be good and collectible in the Ordinary Course of Business, except (a) for unbilled receivables, which to Seller's Knowledge will be collectible when billed, (b) to the extent of the reserve for uncollectible accounts and the amount of unearned revenue provided for in the Final Closing Statement, or (c) as otherwise disclosed in Schedule 5.15 of the Disclosure Schedule

        5.16    Finders' Fees.

        Except as set forth in Schedule 5.16 of the Disclosure Schedule, Seller has made no agreement with any Person nor taken any action which would cause any Person to become entitled to agents', brokers', investment bankers' or finders' fees in connection with the transactions contemplated hereby.

        5.17    Financial Statements.

        Schedule 5.17 of the Disclosure Schedule sets forth an unauditied Statement of Assets and Liabilities of the Business as of November 30, 2001, which was prepared internally by Seller, and an unaudited Statement of Revenues and Expenses for the Business for the twelve (12) months ending on December 31, 2002, which was prepared internally by Seller (the "Financial Statements"). Except as set forth in Schedule 5.17 of the Disclosure Schedule, and except that the interim financial statements are subject to normal year-end adjustments, the Financial Statements were prepared in accordance with GAAP consistently applied during such periods, and fairly present in all material respects, the assets, liabilities, revenue and expenses of the Business as of the respective dates and for the respective periods indicated.

        Seller represents that it does not have any liabilities with respect to the Business, except (i) liabilities reflected or reserved against in the Financial Statements or described in the footnotes thereto; (ii) liabilities incurred after the date of the "Statement of Assets and Liabilities"; (iii) liabilities set forth on the Disclosure Schedule; (iv) Excluded Liabilities; (v) liabilities and obligations with respect to the Acquired Assets; and (vi) Assumed Liabilities.

        5.18    All Material Assets of the Business.

        Except for the Excluded Assets, and except as set forth in Schedule 5.18 of the Disclosure Schedule, Buyer is acquiring hereunder all the assets used by Seller in the Business as it is conducted by Seller as of the date of this Agreement in the Ordinary Course of Business, except for tangible assets of Seller or Seller's Affiliates that are not situated in either Cambridge or Weymouth, Massachusetts, or that are not primarily used in the operation of the Business.

        5.19    Condition of Acquired Assets.

        Except as disclosed in Schedule 5.19 of the Disclosure Schedule, to the Knowledge of Seller, there are no defects in or concerning the Acquired Assets or the equipment or the tangible personal property occupied, operated or owned by Seller as a part of the Business which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.19 of the Disclosure Schedule, all of the Facilities and Fixed Assets have been maintained in accordance with good industry practice and are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the uses for which such Facilities and Fixed Assets are being employed as of the date of this Agreement. THE FACILITIES AND FIXED ASSETS ARE CONVEYED TO BUYER "AS IS" AND "WHERE IS," WITH NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, HAVING BEEN MADE BY OR ON BEHALF OF THE SELLER WITH RESPECT TO THEIR PRESENT CONDITION OR THE PRESENT OR FUTURE SUITABILITY THEREOF FOR ANY INTENDED USE BY THE BUYER, OTHER THAN AS SET FORTH IN THIS ARTICLE V.

        5.20    Business Operations.

        Except as set forth on Schedule 5.20 of Disclosure Schedule, since December 31, 2001, Seller has conducted the Business only in the Ordinary Course of Business and used commercially reasonable efforts to preserve intact the Business and the goodwill of its employees, customers and suppliers. Since December 31, 2001, except as set forth on Schedule 5.20 of the Disclosure Schedule (a) Seller has not taken any action that will have a Material Adverse Effect on the Business, (b) except pursuant to contracts or plans in existence as of such date and except for normal annual salary increases consistent with past practices, no increases were made in the compensation or rate of compensation payable or to become payable to the employees of the Business, (c) no bonus, profit sharing, retirement, insurance, death benefits, fringe benefit or other extraordinary or indirect compensation has accrued, been set aside or paid to, for or on behalf of any officers or employees, other than pursuant to the terms of Seller's Employee Benefit Plans as presently constituted, (d) no employment or benefit related agreement or plan other than those then in effect were committed for or adopted, and (e) Seller has not waived any material right or cancelled any material contract or claim related to the Business.

        5.21    Real Estate Leases.

        Except as set forth in Schedule 5.21 of the Disclosure Schedule:

          (a)   Seller has a good and valid leasehold estate to the Facilities, in each case, free and clear of all Liens, other than Permitted Liens.

          (b)   Except as otherwise provided under the Leases, or except for common law rights such as rights of reversion, no Person, other than Seller prior to the Closing and Buyer after the Closing, has any right to occupy or possess any portion of the Facilities.

          (c)   Seller is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Facilities or any portion thereof or interest therein to any person or entity other than Buyer.

          (d)   There is no contract or agreement to which Seller is a party, other than the Assigned Contracts, affecting any of the Facilities for which Buyer will be responsible or liable after Closing, or which are not terminable on thirty (30) days' notice without premium or penalty.

          (e)   Seller has not received any written notice of any pending, threatened or contemplated condemnation proceeding affecting the Facilities or any part thereof in lieu of condemnation.

          (f)    Seller has not received any written notices from any Governmental Entity stating or alleging that any improvements on the Facilities have not been constructed in compliance with Law or are being operated in violation of applicable zoning and/or real property law.

          (g)   No written notice has been received by Seller from any Governmental Entity requiring or advising as to the need for any repair, alteration, restoration or improvement in connection with the Facilities.

          (h)   With respect to the Leases:

              (i)  the Leases are in full force and effect and Seller has not received any notice, written or otherwise, that any default, or condition which with the passage of time would constitute a default, exists under the Leases, except such notices as to which the alleged defaults have been cured or otherwise resolved;

             (ii)  true and complete copies of the Leases have been made available to the Buyer prior to the date hereof and such Leases have not been amended or modified since that date;

            (iii)  Seller has non-disturbance agreements with the landlord's lender with respect to each Lease; and

            (iv)  neither of the Leases has been pledged by Seller nor is any of the Facilities subject to any Lien (other than the Permitted Liens).

        5.22    No Springing Liens.

        Except (i) as provided in Schedule 5.22 to the Disclosure Schedule, (ii) for Permitted Liens, and (iii) for Assumed Liabilities, Seller does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which if not paid and satisfied at or prior to the Closing Date would create or result in a Lien on any or all of the Acquired Assets or for which Buyer would become liable.

        5.23    Customers.

        Schedule 5.23 to the Disclosure Schedule sets forth a list of the ten largest customers of the Business based on revenues during the twelve months ended November 30, 2001 and for the nine (9) month period ending September 30, 2002, showing the approximate total revenues received from each such customer during such periods. Except as described in Schedule 5.23 during the twelve (12) month period immediately preceding the Closing Date, there has not been any Material Adverse Change in the business relationship between Seller and any customer named on Schedule 5.23. Except as set forth in Schedule 5.23 to the Disclosure Schedule, no customer or group of customers that individually or taken together accounted for 5% or more of the aggregate revenues of the Business for the three months ended December 31, 2001, has terminated or, to the Knowledge of Seller, threatened to terminate its relationship with the Business.

        5.24    Insurance Policies.

        Schedule 5.24 of the Disclosure Schedule lists all current insurance policies or binders maintained on behalf of Seller pertaining to the Business, showing the (i) holder of the policy, (ii) name of the carrier, (iii) the policy number, (iv) the nature of the coverage afforded and whether on a "claims made" or "occurrence" policy form, (v) amount of coverage and (vi) expiration date. Except as set forth in Schedule 5.24 of the Disclosure Schedule, all of the insurance policies and binders are valid, enforceable and in full force and effect.

        5.25    Certain Business Practices.

        With respect to the Business, neither Seller nor any director, officer, employee or agent of Seller has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of the Law, or (iv) made any other unlawful payment, except for any such matters that could not reasonably be expected to (individually or in the aggregate) have a Material Adverse Effect on the Business.

        5.26    Environmental Matters.

        Except as provided in Schedule 5.26 of the Disclosure Schedule:

          (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect, Seller has operated the Business in compliance with all Environmental Laws, which compliance includes (i) the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and (ii) public or employee health and safety requirements or notifications under any Environmental Laws. Seller has not received any written communication, whether from a Governmental Entity or employee that alleges that the Business is not in compliance with Environmental Laws, and to Seller's Knowledge no event has occurred that will result in a violation of Environmental Laws in the future.

          (b)   There is no investigation, inspection or citation pending against the Business under any Environmental Law.

          (c)   Without in any way limiting the generality of the foregoing, to Seller's Knowledge:

              (i)  all underground storage tanks (if any), and the capacity and contents of such tanks, located on or at the Facilities are identified in Schedule 5.26 of the Disclosure Schedule,

             (ii)  there is no asbestos contained in or forming part of any building, building component, structure or office or lab space on the Facilities, that requires abatement or removal and, to Seller's Knowledge, there is no other form of asbestos contained in or forming part of any building, building component, structure or office space on the Facilities,

            (iii)  no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at or on the Facilities,

            (iv)  there has been no release at or from any off-site locations at or to which storage, disposal or arrangement for the disposal of any Hazardous Materials has been made, sent or deposited from, for or relating to the Business (whether owned or operated by Seller or any of its Affiliates or any of their respective predecessors),

             (v)  there has been no release of Hazardous Materials at or from any on-site locations at or to which storage, disposal or arrangement for the disposal of any Hazardous Materials has been made, sent or deposited from, for or relating to the Business (whether owned or operated by Seller or any of its Affiliates or any of their respective predecessors) and

            (vi)  all on-site and off-site locations where Seller has stored, disposed or arranged for the disposal of Hazardous Materials from or relating to the Business are identified in Schedule 5.26 of the Disclosure Schedule.

          (d)   Seller has made available to Buyer all assessments, reports, data, results of investigations or audits, and other written information that (i) concerns the compliance (or noncompliance) of the Business under any Environmental Laws, including any releases or threatened releases of Hazardous Materials in connection with the Business (whether owned or operated by Seller or any of its Affiliates or any of their respective predecessors); and (ii) is either (A) in the possession of Seller or (B) to the Knowledge of Seller, is reasonably available to Seller or an Affiliate of Seller, and may be disclosed to Buyer without causing any liability to Seller or its Affiliates.

          (e)   Neither Seller nor any of its Affiliates is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity relating to or required by Environmental Laws, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

        5.27    Product Warranties; Performance Guaranties.

        Except as set forth in Schedule 5.27 of the Disclosure Schedule, Seller has no Knowledge of any claim against or liability of Seller (or any predecessor of Seller) in respect of Warranty Work or any basis for any such claim on account thereof. Schedule 5.27 of the Disclosure Schedule sets forth a summary of all Warranty Work performed and performance guaranties paid by Seller with respect to the Business within the past two (2) years.

        5.28    Full Disclosure.

        No representation or warranty of Seller in this Agreement contains any untrue statement of a material fact or omits to state any material fact which makes any such representation or warranty misleading.

        5.29    Confidential Information.

        Seller takes reasonable measures to protect the confidentiality of its material trade secrets, know-how or other confidential information, including requiring employees, independent contractors and licensees having access thereto to execute written non-disclosure agreements that adequately protect Seller's proprietary interests in and to such trade secrets, know-how and other confidential information, except as set forth in Schedule 5.29 of the Disclosure Schedule.

ARTICLE VI—COVENANTS; THIRD PARTY CONSENTS; EQUITABLY ASSIGNED CONTRACTS

        Buyer and Seller covenant and agree as follows:

        6.01    Retention of Records, Cooperation and Access.

          (a)   If the Closing occurs, Buyer shall retain all original books and records of the Business that Buyer receives from Seller. After the Closing, Seller and its representatives shall have reasonable access to such books and records during normal business hours. In addition, Seller shall have the right to make abstracts or copies of any such books or records at its expense. If Buyer intends to dispose of any original documents within six years of the Closing, it shall give Seller notice of such intention. Seller shall have ninety (90) days from receipt of notice either to advise Buyer that it does not desire to have original documents or to collect such documents from Buyer at Seller's sole cost and expense.

          (b)   Buyer shall use reasonable commercial efforts to cooperate with Seller's representatives and agents in prosecuting or defending any legal or administrative proceeding not transferred to or assumed by Buyer pursuant hereto. Cooperation as it relates to such matters shall include, but not be limited to, causing Buyer's employees to furnish documents in Buyer's possession as requested and requiring its employees to testify as witnesses, appear for depositions and take other similar actions as Seller may reasonably request. Seller shall, at Buyer's request, either advance to Buyer or reimburse Buyer for Buyer's out-of-pocket costs and expenses incurred with respect to the foregoing.

        6.02    Timely Payment and Performance of Assumed Liabilities.

        Buyer agrees to pay, perform and discharge each and every Assumed Liability in due course and in accordance with the terms thereof, subject to any equitable rights of offset or other defenses arising out of the Acquired Assets asserted by Buyer in good faith, provided that Buyer shall agree to indemnify Seller for damages caused by Buyer's failure to perform Assumed Liabilities for which Buyer asserts a defense or offset.

        6.03    Warranty Work.

        Buyer shall perform all service, repair, replacement and similar work required under Seller's warranties under the Designated Assigned Contracts ("Warranty Work"), in a workmanlike manner and consistent with Seller's past practices.

        6.04    Employment and Benefits.

          (a)   Buyer agrees that an offer of employment will be made to certain of Seller's active Affected Employees working for the Business on the Closing Date and has provided a true and correct list of Affected Employees to whom offers of employment will be made by Buyer as Schedule 6.04; provided that Buyer reserves the right to add or delete Affected Employees from Schedule 6.04 prior to Closing if (i) it determines in good faith that it is in Buyer's best interest to do so; and (ii) Buyer so advises Seller and provides a copy of the amended Schedule 6.04 at least 5 days prior to Closing. In no event shall Buyer fail to make employment offers to a sufficient number of Affected Employees where such failure would trigger liability under WARN. The Buyer shall not, at any time prior to 180 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Business without complying fully with the requirements of WARN. Provided Seller has complied with the terms of this Agreement, Buyer agrees to indemnify, defend and hold Seller harmless from and against all claims, losses, fines, judgments and expenses (including attorneys' fees) under WARN resulting from Buyer's failure to make offers of employment to Affected Employees in accordance with this Agreement.

          (b)   Except with Buyer's prior written consent or in accordance with contracts or plans in existence as of the date of this Agreement, Seller: (i) shall take all reasonable steps, after consultation with Buyer, to preserve and retain employees identified on Schedule 6.04, but Seller shall not be required to increase an employee's compensation or benefits to retain such employee; (ii) except for cause after informing Buyer, shall not discharge any of such employees; and (iii) shall not seek to retain, employ or engage any of such employees who are sought to be employed by Buyer. Seller shall not increase the compensation or rate of compensation payable or to become payable to the employees of the Business; no bonus, profit sharing, retirement, insurance, death benefits, fringe benefit or other extraordinary or indirect compensation will accrue, be set aside or be paid to, for or on behalf of any employees of the Business other than under the terms of Seller's Employee Benefit Plans as presently constituted; and no employment or benefit related agreement or plan other than those now in effect will be committed for or adopted.

          (c)   Buyer, in its sole discretion, but subject to the requirements of paragraph (a) of this Section 6.04, shall determine the Affected Employees, if any, that Buyer desires to hire and, on or prior to the Closing Date and effective as of the Closing Date, shall make offers of employment to those Affected Employees on Schedule 6.04 at a rate of compensation no less favorable than his or her hourly or monthly rate in effect on the Closing Date together with employee benefits generally available to Buyer's other employees with comparable years of service and rates of pay. Seller shall not take any actions that dissuade any such employee from accepting any such offer and shall release and terminate at Closing the Affected Employees identified on Schedule 6.04. Each such Affected Employee who accepts any such offer of employment shall be referred to herein as a "Hired Employee."

          (d)   With respect to all Affected Employees (including Hired Employees), Seller shall be responsible for and shall timely pay, on or prior to the Closing Date or otherwise in the Ordinary Course of Business for such payments, all wages, bonuses, vacation pay, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) earned or accrued by such employees as of 12:01 a.m. eastern standard time on the Closing Date, including any related payroll deductions (such as FICA and any pension or other employee benefit plan contributions and employment Taxes) with respect thereto, regardless of whether such amounts have been accrued on the books of Seller as of 12:01 eastern standard time on the Closing Date.

          (e)   Seller shall have liability for and shall timely pay all severance payments (if any) due to any of the Affected Employees (including any Hired Employee) as a result of the termination of their employment with Seller.

          (f)    Seller shall give notice to Affected Employees of Seller who are covered under Seller's medical plans as of the Closing Date who do not accept offers of employment from Buyer as of the Closing (the "Terminated Employees") and their dependents who are qualified beneficiaries, as defined in Section 4980B(g)(1) of the Code ("Qualified Beneficiaries of Terminated Employees") of Seller's group health plans, as such term is defined by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), of their rights to continuation coverage in accordance with COBRA. Seller shall be responsible for complying with the requirements of COBRA with respect to such Terminated Employees and the Qualified Beneficiaries of Terminated Employees and Seller's group health plans. Seller hereby agrees to indemnify and hold harmless Buyer against any and all losses which Buyer may incur with respect to any of the foregoing in this paragraph.

        6.05    [Reserved.]

        6.06    Third Party Consents; Equitably Assigned Contracts.

          (a)   Prior to execution of this Agreement, Seller and Buyer have commenced efforts to obtain as promptly as practicable the Consents in a manner that will avoid any default, conflict or termination of rights under such contracts, and the Parties agree to continue to use all commercially reasonable efforts to obtain such Consents as promptly as practicable. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.06 shall require either Party to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent.

          (b)   If any Consents (other than Necessary Consents), shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, if permitted by Law as determined by the Parties and their respective counsel, shall constitute full and equitable assignment and transfer by Seller to Buyer of all of Seller's right, title and interest in and to, and all of Seller's liabilities under those contracts (the "Equitably Assigned Contracts"). At Closing, Buyer shall establish a lock box in accordance with subparagraph (d) below and to the extent payments are due or subsequently become due Seller under such contracts, Seller shall notify the account debtors under such contracts to remit all future payments (following Closing) to such lock box. Additionally, Seller shall remit any payments with respect to such contracts which Seller receives after Closing to such lock box. With respect to any such royalties or other sums received by Seller following Closing, Seller shall be deemed Buyer's agent for collection purposes only and Seller agrees to promptly remit to Buyer, via the lock box, without deduction or offset, all such royalties and other sums received by Seller in respect of such Equitably Assigned Contracts. Buyer shall be deemed Seller's agent for performing such Equitably Assigned Contracts and completing, fulfilling and discharging all of Seller's liabilities under any such Equitably Assigned Contract. The Parties shall take all commercially reasonable steps and actions to provide Buyer with the benefits of such Equitably Assigned Contracts and to relieve Seller of the performance and other liabilities thereunder, including entry into subcontracts for the performance thereof. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all liabilities of Seller relating to such performance or failure to perform under such Equitably Assigned Contracts, including any related guarantees, provided, however, that in the event Buyer is not provided the economic benefits (which includes the right to payment) of any such Equitably Assigned Contract through no breach of this Agreement or other fault of Buyer then in such event Buyer shall have no obligation to pay, perform and discharge such contract and indemnify Seller with respect thereto. It is specifically agreed that Buyer's election not to provide a guarantee of its Affiliate's obligations under an Equitably Assigned Contract (or to become a party thereto) if so requested as a condition to consent to assignment to such Affiliate of Seller's rights under said Equitably Assigned Contract will not relieve Buyer of its indemnification obligations to Seller with respect to such Equitably Assigned Contract.

          (c)   If Seller shall be unable to make the equitable assignment described in Section 6.06 (b), or if such attempted transfer would adversely affect the rights of Seller or Buyer under such contract, or would not assign all of Seller's rights thereunder at the Closing, Seller and Buyer shall continue to cooperate and use all commercially reasonable efforts to provide Buyer with all such rights and economic benefits. To the extent that any such consents are not obtained, or until the impediments to such transfer are resolved, Seller shall use all commercially reasonable efforts (without the expenditure of any material sum by Seller and at no additional cost to Buyer) to the extent permitted by Law to (i) provide to Buyer the benefits of any such contract, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such contract against any third Person in accordance with the terms thereof upon the advice of Buyer, provided, however, that Seller shall not be obligated to exercise a right to elect to terminate any contract except as Seller may reasonably agree thereto. Without limitation of the foregoing, at Closing, Buyer shall establish a lock box in accordance with subparagraph (d) below and, to the extent payments are due Seller under such contracts, Seller shall notify the account debtors under such contracts to remit all future payments (following Closing) to such lock box. Additionally, Seller shall remit any payments with respect to such contracts which Seller receives after Closing to such lock box. With respect to any such royalties or other sums received by Seller following Closing, Seller shall be deemed Buyer's agent for collection purposes only and Seller agrees to promptly remit to Buyer, via the lock box, without deduction or offset, all such royalties and other sums received by Seller in respect of such contracts. Buyer shall perform for the benefit of any third Person the obligations of Seller thereunder or in connection therewith and Buyer shall pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all liabilities of Seller relating to such performance or failure to perform, and in the event of a failure of such indemnity, Seller shall cease to be obligated under this Agreement in respect of the Assigned Contract which is the subject of such failure, provided, however, that in the event Buyer is not provided the economic benefits (which includes the right to payment) of any such contract through no breach of this Agreement or other fault of Buyer then in such event Buyer shall have no obligation to pay, perform and discharge such contract and indemnify Seller with respect thereto. It is specifically agreed that Buyer's election not to provide a guarantee of its Affiliate's obligations under an Assigned Contract (or to become a party thereto) if so requested as a condition to consent to assignment to such Affiliate of Seller's rights under said Assigned Contract will not relieve Buyer of its indemnification obligations to Seller with respect to such Assigned Contract.

          (d)   At Closing, Buyer shall establish a lock box at a bank designated by Buyer, and the Parties agree to execute any lock box agreements reasonably required by such bank. Seller shall at Closing notify all account debtors under the Equitably Assigned Contracts and other contracts described in paragraph (c) above, to pay the royalties or other sums due thereunder into the lock box. Buyer shall also have the right to notify other account debtors to make payments to the lock box. Buyer shall be entitled to all sums deposited in the lock box immediately upon deposit; without limitation of the foregoing, Buyer reserves the right to sweep such lock box periodically, including daily. Furthermore, at Closing, Seller agrees to execute a Security Agreement in the form of Exhibit I attached hereto, pursuant to which Seller shall grant to and in favor of Buyer a first security interest in all of Seller's right, title and interest in and to (i) all Equitably Assigned Contracts, the contracts described in paragraph (c) above, including all present and future accounts and payment intangibles accrued thereunder and all proceeds thereof, and (ii) all sums deposited in the above described lock box.

          (e)   If requested by Buyer, Seller shall following the Closing continue to cooperate with Buyer and assist Buyer in obtaining any Consents which were not obtained as of the Closing Date, including with respect to contracts described in (b) or (c) above.

          (f)    Anything contained in this Section 6.06 to the contrary notwithstanding, in no event shall Buyer assume or be responsible for pre-Closing obligations of Seller under any Equitably Assigned Contract or other Assigned Contract, other than Designated Assigned Contracts. The Parties' obligations under this Section 6.06 shall survive the Closing indefinitely.

        6.07    Business Operations.

        Seller will conduct the Business only in the Ordinary Course of Business and will use commercially reasonable efforts to preserve intact the Business and the goodwill of its customers and suppliers. Seller will not take any action that will materially impair the Business without the prior written consent of Buyer, except to the extent that action is necessary to protect the Business or Acquired Assets (in which event Seller would so notify Buyer in writing thereof as soon as practicable thereafter). Unless otherwise disclosed in writing to Buyer, all written agreements entered into after the date hereof which relate to the Business shall by their terms be freely assignable to Buyer. Without limitation of the foregoing, during the period from the date of this Agreement to the Closing, except as otherwise provided for in this Agreement or as Buyer shall otherwise consent in writing, Seller covenants and agrees that, with respect to the Business or the Acquired Assets, Seller shall not:

  (i)
  approve any new individual capital expenditure or capital expenditures that are in excess of $100,000 in the aggregate, in either case where the cost of any such capital expenditure or expenditures would become a current asset or an Assumed Liability;

  (ii)
  dispose of any assets of the Business other than in the ordinary course consistent with past practice, if the greater of the book value or the fair market value, individually or in the aggregate, of such assets exceeds $100,000;

  (iii)
  enter into any contract or other commitment that constitutes an Assumed Liability in excess of $100,000 or that has a term of, or requires the performance of any obligations by Seller over a period in excess of, one year;

  (iv)
  make any Tax election or settle or compromise any Tax liability if such election, settlement or compromise could result in a Lien on the Acquired Assets, or could have an adverse Tax effect on the Business or the Acquired Assets for taxable periods ending after the Closing Date;

  (v)
  enter into any contract, commitment or transaction relating to the Acquired Assets, or the Business not in the Ordinary Course of Business;

  (vi)
  enter into any contract, commitment or transaction evidencing or involving the licensing or sublicensing of Intellectual Property;

  (vii)
  modify, amend, cancel or terminate any material contract or agreement in respect of the Business to which Seller is a party outside the Ordinary Course of Business;

  (viii)
  waive or abandon or otherwise dispose of or grant any rights in or to the Intellectual Property;

  (ix)
  fail to maintain or comply with, or fail to pursue diligently any claim under, any insurance policy covering, or otherwise providing any insurance with respect to, the Business or any of the Acquired Assets; and

  (x)
  agree or commit to do any of the foregoing.

        6.08    Access.

        Seller will permit Buyer or its authorized representatives, during normal business hours, full access to, and make available for inspection, all of the assets and the documents, records and information, including, but not limited to, documents, records and information concerning the Business's Intellectual Property, customers and suppliers, which pertain to the Acquired Assets and to the Business, all for the sole purpose of permitting Buyer to become familiar with the Acquired Assets and the Business. In addition, Seller will permit Buyer access to those Affected Employees identified on Schedule 6.04 by Buyer for purposes of discussing possible employment by Buyer of such employees upon the consummation of the transactions contemplated hereunder, provided that Seller's representatives shall be advised of such discussions and the matters to be discussed beforehand and shall be permitted to participate or attend such meetings. Seller will cause its officers and employees to cooperate fully with Buyer's reasonable requests under this Section 6.08.

        6.09    Mortgages, Liens.

        Except with Buyer's prior written consent or except in the Ordinary Course of Business, Seller will not enter into or assume any material mortgage, pledge, conditional sale or other title retention agreement that imposes a lien on the Acquired Assets, or voluntarily permit any material Lien, other than a Permitted Lien, to attach to any of the Acquired Assets.

        6.10    Permits.

        If certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Seller shall, at no additional cost to Seller or Buyer (other than Buyer's reimbursement of Seller's reasonable out of pocket expenses), use all commercially reasonable efforts in cooperation with Buyer after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing. In addition, during the interim period, Seller shall provide to Buyer the benefits of any such Permit of Seller.

        6.11    Supplements to Disclosure Schedule.

        Seller shall, prior to the Closing Date, by written notice to Buyer, inform Buyer of any condition, change or event, that occurs or becomes known to Seller after the date of this Agreement which would result in a change or require a correction of the Disclosure Schedule, any such Schedule, or other disclosure; provided that no such supplemental disclosure shall be deemed to cure a breach of Seller's representations and warranties hereunder.

ARTICLE VII
[INTENTIONALLY OMITTED]

ARTICLE VIII—CONDITIONS TO CLOSING

        8.01    Conditions to the Obligations of Each Party.

        The obligations of Buyer and Seller to consummate the transaction contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a)   no Governmental Entity having jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order which is then in effect making the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibiting or staying the consummation of such transactions; and

          (b)   no action shall have been commenced by or before any Governmental Entity against any party to this agreement seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which do, or would reasonably be expected to, render it impossible or unlawful to consummate such transactions.

        8.02    Conditions to the Obligations of Seller.

        The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

          (a)    Representations, Warranties and Covenants.    (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of a specified date, which shall be true and correct as of such date, except to the extent that the failure to be so true and correct would not, individually or in the aggregate with other such failures, have a Material Adverse Effect or impair the ability of Buyer to perform its obligations under this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects; and (iii) Seller shall have received a certificate from Buyer, to such effect signed by a duly authorized officer thereof;

          (b)    Other Closing Documents.    Seller shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

        8.03    Conditions to the Obligations of Buyer.

        The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

          (a)   Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement at or prior to the Closing Date;

          (b)   the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in the case of any representation or warranty that by its terms is made as of the date specified therein, in which case such representation or warranty shall be true and correct as of such date) except to the extent that the failure to be so true and correct would not, individually or in the aggregate with other such failures, have a Material Adverse Effect or impair the ability of Buyer to perform its obligations under this Agreement;

          (c)   Buyer shall have received the documents referred to in Section 2.02;

          (d)   Buyer shall have received from Seller a certificate signed by a duly authorized officer of Seller to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 8.03 have been satisfied. No exceptions taken in such certificate will modify Seller's representations, warranties, covenants or agreements made or deemed made hereunder or have any effect for purposes of Buyer's closing condition or indemnity rights hereunder; and

          (e)   the Necessary Consents shall have been obtained and shall remain in full force and effect as of the Closing Date.

ARTICLE IX—LIABILITY AND INDEMNIFICATION

        9.01    Survival; Seller's Liability and Indemnity.

        All of Seller's representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years except that (i) the representations and warranties of Seller contained in Sections 5.03, and 5.26 shall survive the Closing for a period of four (4) years, (ii) the representations and warranties of Seller contained in Section 5.06 shall survive the Closing for a period of six (6) years, and (iii) the representations and warranties of Seller contained in Sections 5.01, 5.02, 5.05 and 5.08, shall survive the Closing for the period ending on the 90thday following the expiration of the statute of limitations applicable to each such matter (including any extension thereof). The termination of any such representation and warranty, however, shall not affect any claim for indemnity or breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date. Seller hereby agrees to be liable for and to indemnify, defend and hold Buyer and its Affiliates and their officers, directors, agents and attorneys (each a "Buyer Indemnified Party") harmless from and against all damages, claims, obligations, demands, assessments, penalties, fines, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by any or all of them by reason of or resulting from or arising out of or in connection with any of the following:

          (a)   any breach of any representation or warranty made by Seller in this Agreement or any Transaction Document delivered by Seller at the Closing;

          (b)   any breach of or failure by Seller to perform any covenant or obligation set out in this Agreement or any Transaction Document;

          (c)   the Excluded Assets and the Excluded Liabilities;

          (d)   the ownership and operation of the Business and Acquired Assets for all periods preceding and including the Closing Date, except for the Assumed Liabilities and to the extent of Buyer's reimbursement obligations under Section 9.10;

          (e)   any violation of applicable Laws by Seller or its Affiliates in respect of the Business, except to the extend of Buyer's reimbursement obligations under Section 9.10;

          (f)    any claims by or liabilities with respect to any Affected Employees with respect to his or her employment with or termination of employment on or prior to the Closing Date by Seller, including any and all group insurance claims, workers' compensation claims or liabilities that arise out of any accidents, illnesses or other events which occurred on or prior to the Closing Date, except where such claim arises out of Buyer's breach of an obligation under this Agreement.

        9.02    Buyer's Liability and Indemnity.

        Subject to the terms and conditions of this Article IX, Buyer hereby agrees to be liable for and to indemnify, defend and hold Seller and its Affiliates and their officers, directors, agents and attorneys (each a "Seller Indemnified Party") harmless from and against all Damages asserted against or incurred by any or all of them by reason of or resulting from:

          (a)   An Assumed Liability;

          (b)   Buyer's and/or its Affiliate's and/or other Person's operation of the Business or ownership of the Acquired Assets after the Closing;

          (c)   A breach or failure of any representation, warranty or covenant or obligation of Buyer contained in this Agreement or in any agreement executed pursuant to this Agreement;

          (d)   the failure of Buyer to comply with its reimbursement obligations under Section 9.10.

        9.03    Deductible.

        Seller shall not be liable to a Buyer Indemnified Party or required to indemnify a Buyer Indemnified Party pursuant to Section 9.01 unless and until the aggregate amount of the Damages suffered or incurred by all Buyer Indemnified Parties exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00) (after which point Seller will be obligated only to indemnify Buyer Indemnified Parties from and against further Damages).

        9.04    Cap on Damages.

        Except as otherwise provided in this Section 9.04 and Section 9.10, Seller's liability for Damages described in Section 9.01 is limited as follows:

          (a)   for all claims by Buyer Indemnified Parties for Damages Seller's total liability shall not exceed the overall aggregate cap of Five Million Dollars ($5,000,000);

          (b)   provided, however, claims by Buyer Indemnified Parties for Damages for Third Party Claims may exceed the Five Million Dollars ($5,000,000) cap under Section 9.04 (a) up to the overall aggregate cap of Eight Million Dollars ($8,000,000).

          (c)   provided, further, however, claims by Buyer Indemnified Parties for Damages may exceed the Five Million Dollar ($5,000,000) cap under Section 9.04 (a) and the Eight Million Dollar ($8,000,000) cap under Section 9.04(b) up to the overall aggregate cap of Fifteen Million Dollars ($15,000,000) but only for Damages caused by: (i) any intentional breach of any of Seller's representations and warranties, if J. O'Donnell, Robert Wiesel, Barry Gifford, and/or Joy Harris had actual knowledge (which in no event shall include constructive knowledge) of such representation or warranty and had actual knowledge (which in no event shall include constructive knowledge) of the breach at the time such representation and warranty was made.

        For purposes of this Section 9.04 "Third Party Claims" means claims against Buyer Indemnified Parties by third parties for which Seller is liable for indemnification under Section 9.01.

        Notwithstanding the foregoing, neither the deductible described in Section 9.03 nor the limitations on the indemnification obligations of Seller set forth above in this Section 9.04 shall apply to Buyer's Damages caused by common law fraud (which in any case shall mean actual fraud established by clear and convincing evidence in a court of competent jurisdiction) by Seller in connection with the transactions contemplated to this Agreement

        Buyer agrees to inform Seller in writing before Closing of any breach by Seller of any of Seller's representations, warranties, covenants, or agreements herein of which Buyer has actual Knowledge, and, if the Closing occurs, Buyer will possess no claim against Seller (including without limitation any claim under Article IX) by reason of, in connection with or arising from any such known misrepresentation or breach of warranty or covenant or agreement.

        The remedies of Buyer shall be limited to those set forth in this Article IX. No right to rescission or other common law right of action shall exist with respect to any breach of this Agreement or default or any other losses or damages suffered by Buyer hereunder.

        9.05    Claims.    As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving any claim, or the commencement of any suit, action or proceeding, of the type described in Section 9.06, the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount that the Indemnified Person claims to be entitled to receive hereunder from the Indemnifying Person; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby.

        9.06    Notice of Third Party Claims; Assumption of Defense.    The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced thereby. The Indemnifying Person may, at its own expense (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person of a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 9.01 or 9.02 for all Damages arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        9.07    Settlement or Compromise.    Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.06 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that no obligation, restriction or Damage shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Damages in connection therewith in excess of the amount of unindemnifiable Damages which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

        9.08    Failure of Indemnifying Person to Act.    In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

        9.09    Effect on Purchase Price of Indemnity Payments.    Any amount payable under Section 9.01 or Section 9.02 shall be treated by Buyer and Seller as an adjustment to the Purchase Price of the Acquired Assets.

        9.10    Seller's and Buyer's Obligations Concerning Shared Environmental Losses.

        Without regard to and not limited by any other provision of this Article IX (including without limitation limits on time periods and monetary obligations), with respect to the remediation costs and expenses for the Weymouth Environmental Matter, Seller shall be obligated for all of such costs and expenses. In the event that remediation costs and expenses incurred by Seller on or after the Closing Date for the Weymouth Environmental Matter exceed the sum of Seven Hundred Fifty Thousand Dollars ($750,000), Buyer shall reimburse Seller for one-half (1/2) of such remediation costs and expenses in excess of Seven Hundred Fifty Thousand Dollars ($750,000) up to a maximum combined total of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) with the excess, if any, above such amount to be the sole obligation of Seller. Without regard to and not limited by any other provisions of this Article IX, for all other costs or expenses (including remediation costs but excluding fines and penalties) arising from liabilities, obligations, or compliance under Environmental Laws with respect to Seller's or any of its predecessors' use of or the condition of the building and premises subject to the Weymouth Lease other than the Weymouth Environmental Matter ("Unknown Weymouth Environmental Matters"), Seller shall be obligated for all of such costs and expenses but

Buyer shall reimburse Seller for one-half (1/2) of such costs and expenses up to a maximum combined total of Two Million Dollars ($2,000,000) with the excess, if any, above such amount to be the sole obligation of Seller. Notwithstanding the foregoing, in no event will Buyer's total obligation with respect to remediation costs and expenses incurred for the Weymouth Environmental Matter and for costs and expenses incurred for clean up and remediation of Unknown Weymouth Environmental Matters exceed an aggregate total of One Million Dollars ($1,000,000).

        Additionally and not limited by any other provision of this Article IX, Buyer shall have no liability or responsibility for, and Seller shall defend, indemnify and hold Buyer harmless from and against, any and all fines and penalties arising out of or in connection with the Weymouth Environmental Matter and/or other violations of Environmental Laws in connection with Seller's or any of its predecessor's use of or the condition of the building and premises subject to the Weymouth Lease, whether or not caused or contributed by Seller.

        9.11    Right of Set Off.    To the extent a Party has a valid entitlement to indemnification and is an Indemnified Person under this Agreement, if the Indemnifying Person fails or refuses to promptly indemnify such Indemnified Person as provided herein then, in addition to any other rights or remedies available to the Indemnified Person, such Person may offset the full amount to which the Indemnified Person is entitled against any payment or payments, if any, owed to Indemnifying Person or its respective Affiliates pursuant to this Agreement or any Transaction Document.

ARTICLE X—MISCELLANEOUS

        10.01    Amendment.

        This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each Party (a duly authorized officer in the case of Seller and Buyer) to this Agreement.

        10.02    Assignment.

        This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; provided, that no assignment of any rights or obligations shall be made by Seller without written consent of Buyer or by Buyer without the written consent of Seller. Notwithstanding the provisions above, (A) Buyer may at any time assign any or all of its rights hereunder without such consent to (i) any Affiliate of Buyer, or (ii) any Person who acquires substantially all of the assets of the Business from Buyer and/or its Affiliates or all of the stock of Buyer and/or its Affiliates which hold title to such assets, provided that in any such event Buyer shall remain fully obligated hereunder; and (B) following the Closing, Seller may assign any or all of its rights hereunder without such consent to (i) any Affiliate of Seller, or (ii) any Person who acquires substantially all of the assets of Seller and/or its Affiliates or all of the stock of Seller and/or its Affiliates, provided that in any such event Seller shall remain fully obligated hereunder.

        10.03    Notice.

        Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by courier or by sending such notice or communication by facsimile transmission. Such notice shall be deemed received on the earlier of the date on which it is hand-delivered or otherwise actually received or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the Parties shall be:

  If to Seller:

  Washington Group International, Inc.
  P.O. Box 73
  Boise, Idaho 83729

  Attention: General Counsel
  Telephone: (208) 386-5199
  Fax No.: (208) 386-5220

  with a copy (which shall not constitute notice) to:

  Marshall Batt & Fisher, LLP
  P.O. Box 1308
  Boise, Idaho 83701
  Attention: William J. Batt
  Telephone: (208) 331-1000
  Fax No.: (208) 331-2400

  If to Buyer:

  The Shaw Group Inc.
  4171 Essen Lane
  Baton Rouge, Louisiana 70809
  Attention: General Counsel
  Telephone: (225) 932-2641
  Fax No.: (225) 932-2642

  with a copy (which shall not constitute notice) to:

  KEAN, MILLER, HAWTHORNE, D'ARMOND,
  McCOWAN & JARMAN, L.L.P.
  Post Office Box 3513
  Baton Rouge, Louisiana 70821-3513
  Attention: Dean P. Cazenave, Esq.
  Telephone: (225) 387-0999
  Fax No.: (225) 388-9133

        Any party may change its address for notice by written notice given to the other party.

        10.04    Confidentiality.

        Each Party shall not disclose or use to compete with the other any confidential information pertaining to such party which is obtained from such other party pursuant to this Agreement or any document delivered in connection herewith or with the transactions contemplated hereby, except as such use or disclosure may be required in the course of performance hereof and such disclosure as may, in the opinion of such party's counsel, be required by law or the rules of a national securities exchange. Seller shall not (except at the request of Buyer) use or disclose to any third party any of the technical, financial, operational or marketing information pertaining to the Business except after and to the extent such information is or becomes generally available to the public through no fault of Seller or as may, in the opinion of Seller's counsel, be required by Law. The Parties shall take all reasonable efforts to cause their respective directors, officers, employees and agents to observe the provisions of this Section 10.04.

        10.05    Entire Agreement.

        This Agreement and the Exhibits and Schedules hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

        10.06    Costs, Expenses and Legal Fees.

        Each party hereto shall bear its own costs and expenses (including, without limitation, attorneys', brokers', agents', investment bankers' and finders' fees) with respect to this Agreement and transactions contemplated hereby. In the event of litigation concerning this Agreement or any agreement or schedule provided for hereunder, the prevailing party in such litigation shall be entitled to recover its costs and reasonable attorney fees from the non-prevailing party.

        10.07    Severability.

        If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        10.08    Waiver.

        All of the original rights and powers of either party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof and neither party shall be deemed to have waived any of its rights or any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by either party of any breach by the other party of this Agreement shall be deemed a waiver of any continuing, future or recurring breach.

        EACH OF THE SELLER AND THE BUYER TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO INCIDENTAL, CONSEQUENTIAL OR SPECIAL (INCLUDING PUNITIVE OR MULTIPLE) DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

        10.09    Governing Law.

        This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the state of New York without regard to the choice of law provisions thereof or such provisions of any other jurisdiction.

        10.10    Consent to Jurisdiction and Service of Process.

        Any legal action, suit or proceeding in law or equity arising out of or relating to this Agreement or any of the transactions contemplated herein shall be instituted in any state or federal court in New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against either party if given by registered or certified mail, return receipt requested or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section 10.03 herein.

        10.11    Captions.

        The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

        10.12    Counterparts.

        This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        10.13    Additional Agreements.

        Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate and to make effective as promptly as practicable the transactions contemplated by this Agreement, including without limitation using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

        10.14    Bulk Sales Compliance.

        The Parties hereto waive compliance with all applicable provisions, if any, of the bulk sales Laws of the countries and states in which the Acquired Assets are located, or similar Laws of any jurisdiction.

        10.15    Specific Performance.

        The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        10.16    Remedies Cumulative.

        The remedies provided in this Agreement shall be cumulative and, except for remedies excluded or limited by the terms of this Agreement, shall not preclude the assertion or exercise of any other rights or remedies available under law, in equity or otherwise.

ARTICLE XI—TERMINATION

        11.01    Termination Rights.

        This Agreement may be terminated at any time before the Closing:

          (a)   by mutual written agreement of the Parties; or

          (b)   by Buyer if the representations and warranties of Seller are not true in all material respects when made and as of the date of termination of this Agreement by Buyer, except for changes specifically permitted or contemplated by this Agreement, or if Seller fails to comply in any material respect with any of its covenants or agreements contained in this Agreement;

          (c)   by Seller if the representations and warranties of Buyer are not true in all material respects when made and as of the date of termination of this Agreement by Seller, except for changes specifically permitted or contemplated by this Agreement, or if Buyer fails to comply in any material respect with any of its covenants or agreements contained in this Agreement;

          (d)   by either Buyer or Seller if there shall be any Law or regulation that makes the consummation of the transactions contemplated herein illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment if any court or Governmental Entity of competent jurisdiction; or

          (e)   by either Buyer or Seller effective upon written notice to the other delivered after at any time after thirty (30) days after the date hereof, if, on or prior to such thirtieth (30th) day, Exxon/Mobil has not consented to the assignment to Buyer of those Assigned Contracts to which Exxon/Mobil is a party.

        The right of any party hereto to terminate this Agreement pursuant to this Section 11.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, any Person controlling any such Party or any of their respective officers, directors, employees or representatives, whether prior to or after the execution of this Agreement.

        The Parties agree that before terminating this Agreement in accordance with Section 11.01(b) or 11.01(c), the non-defaulting party will give the defaulting Party written notice of the default and, if the default is susceptible of being cured, the defaulting Party will have ten (10) days to cure the default.

        11.02    Continuing Obligations.

        Any termination in accordance with this Article XI will not affect the obligations of the Parties under Section 10.03, 10.04, 10.09 and 10.10.

        IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

Buyer:	THE SHAW GROUP INC., a Louisiana corporation
	By:	/s/ N. GALLINARO
	Its:	Pres. Process of ECM Div.
Seller:	WASHINGTON GROUP INTERNATIONAL, INC., an Ohio corporation
	By:	/s/ M. DATSOPOULOS
	Its:	Assistant Secretary
Its:

Exhibits:

Exhibit A-1	Bill of Sale and Assignment (Non Canadian Assets)
Exhibit A-2	Bill of Sale and Assignment (Canadian Assets)
Exhibit B-1	Assignment of Lease Agreement (Weymouth)
Exhibit B-2	Assignment of Lease Agreement (Cambridge)
Exhibit C	Assumption Agreement
Exhibit D	US PTO Patent Assignment
Exhibit E	US PTO Trademark Assignment
Exhibit F	Covenant and Agreement Not-to-Compete
Exhibit G	Escrow Agreement
Exhibit H	Model Statement
Exhibit I	Security Agreement

Schedules to
Asset Purchase Agreement

Schedule 2.01 (b)(ii)	Intercompany and Employee Accounts Receivable
Schedule 2.01 (b)(iv)	Excluded Contracts
Schedule 5.01 (a)	Qualification Jurisdictions
Schedule 5.01 (b)	Weymouth Operating Permits
Schedule 5.03	Employee Benefit Plan Exceptions
Schedule 5.05	Title Exceptions
Schedule 5.06 (a)(i)	Scheduled Intellectual Property
Schedule 5.06 (a)(iii)	IP Representation Exceptions
Schedule 5.06 (a)(v)	IP Title Exceptions
Schedule 5.06 (c)	Licensed IP Exceptions
Schedule 5.06 (d)	IP Infringement Disclosures
Schedule 5.07	Violations of Laws of Other Agreements
Schedule 5.08	Tax Liens / Payment of Taxes
Schedule 5.09	Governmental Consents
Schedule 5.10	Labor Exceptions
Schedule 5.11	Compliance with Laws Exceptions
Schedule 5.12 (a)	MAE Litigation
Schedule 5.12 (b)	Court Orders
Schedule 5.12 (c)	Pending Litigation
Schedule 5.13	Employment Exceptions
Schedule 5.13 (a)	Affected Employees
Schedule 5.13 (b)	Recent Changes in Wages and Salary
Schedule 5.14	Assigned Contracts
Schedule 5.15	Accounts Receivable Exceptions
Schedule 5.16	Finders' Fees
Schedule 5.17	Statement of Assets and Liabilities
Schedule 5.18	Asset Exceptions
Schedule 5.19	Condition of Assets Exceptions
Schedule 5.20	Ordinary Course Exceptions
Schedule 5.21	Real Estate Exceptions
Schedule 5.22	Springing Liens
Schedule 5.23	Largest Customers
Schedule 5.24	Insurance Policies
Schedule 5.26	Environmental Matters
Schedule 5.27	Warranty Work
Schedule 5.29	Confidentiality Exceptions
Schedule 6.04	Employees to Receive Offers
Schedule I-A	Necessary Consents
Schedule I-B	Permitted Liens

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EXHIBIT A-1
TO ASSET PURCHASE AGREEMENT

BILL OF SALE AND ASSIGNMENT

        THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale") is made as of the            day of April 2003, by and between STONE & WEBSTER, INC., a Louisiana corporation ("Buyer"), and WASHINGTON GROUP INTERNATIONAL, INC., an Ohio corporation ("Seller").

BACKGROUND

        A.    Seller and The Shaw Group Inc. ("TSGI") entered into an Asset Purchase Agreement dated as of the             day of April, 2003 (the "Agreement"), pursuant to which TSGI (or its assignee) agreed to purchase and Seller has agreed to sell certain assets.

        B.    TSGI has assigned to Buyer, TSGI's right to acquire the Acquired Assets (as defined in the Agreement), except for certain Acquired Assets to be acquired by Stone & Webster Canada LP.

        C.    Seller and Buyer desire Buyer to be in possession of the instruments necessary to evidence the vesting in Buyer of title in and to the assets to be transferred to Buyer.

        D.    This Bill of Sale, together with certain other closing documents, is entered into pursuant to the terms of the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

        Terms defined in the Agreement shall have the same meaning in this Bill of Sale unless otherwise defined herein.

ARTICLE II.
SALE OF ASSETS

        2.01    Sale.    Upon the terms and subject to the conditions, representations and warranties contained in the Agreement, Seller does hereby, effective as of 12:01 a.m. (eastern standard time) on the            day of April, 2003 ("Conveyance Date"), sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby purchases and accepts all of the properties, rights, interests and other assets, wherever located, of every type and description, whether real, personal or mixed and whether tangible or intangible, movable or immovable, which are defined in the Agreement as Acquired Assets; provided, however, that in respect of those Assigned Contracts for which Consents are required but have not been obtained as of the date hereof, such contracts shall be administered in accordance with Section 6.06 of the Agreement; and provided further that title to certain Acquired Assets are not being transferred to Buyer hereunder but rather are being transferred and assigned by Northern Construction Company, Ltd. (an Affiliate of Seller) to Stone & Webster Canada LP (an Affiliate of Buyer) pursuant to a separate Bill of Sale and Assignment dated of even date hereunder.

        2.02    Survival of Representations and Warranties.    This transfer and conveyance is made pursuant to the Agreement. The representations, warranties and agreements to indemnify TSGI made by Seller in the Agreement shall survive the Closing of this transfer and conveyance as set forth in the

2

Agreement. Nothing herein shall be construed to modify, limit or otherwise detract from or add to the covenants, warranties and agreements made by Seller in the Agreement.

        2.03    Power of Attorney.    Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in Seller's names and stead or otherwise, for the account and benefit of Buyer (i) to demand and receive from time to time any and all of the Acquired Assets; (ii) to give receipts and releases for and in respect of the same or any part thereof; and (iii) to give such notices and to do all such acts and things in relation to the Acquired Assets as Buyer shall deem desirable, which include instituting any and all legal or administrative proceedings to assert or enforce any claim, right or title in and to any of the Acquired Assets.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

WITNESSES:	Buyer: STONE & WEBSTER, INC.
By:

WITNESSES:	Seller: WASHINGTON GROUP INTERNATIONAL, INC.
By:

3

EXHIBIT A-2
TO ASSET PURCHASE AGREEMENT

BILL OF SALE AND ASSIGNMENT

        THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale") is made as of the            day of April, 2003, by and between STONE & WEBSTER CANADA LP, a Canadian limited partnership formed under the laws of the Province of Ontario ("Buyer"), and NORTHERN CONSTRUCTION COMPANY LTD., a Canadian corporation formed under the laws of the Province of Ontario ("Seller").

BACKGROUND

        A.    Washington Group International, Inc. ("WGI"), as seller, and The Shaw Group Inc. ("TSGI"), as buyer, entered into an Asset Purchase Agreement dated as of the            day of April, 2003 (the "Agreement"), pursuant to which TSGI (or its assignee) agreed to purchase and Seller has agreed to sell certain assets held by WGI and/or its Affiliates.

        B.    TSGI has assigned to Buyer, TSGI's right to acquire the contracts and assets described on Exhibit "A" attached hereto (the "Canadian Assets").

        C.    Seller and Buyer desire Buyer to be in possession of the instruments necessary to evidence the vesting in Buyer of title in and to the assets to be transferred to Buyer.

        D.    This Bill of Sale, together with certain other closing documents, is entered into pursuant to the terms of the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE III.
CERTAIN DEFINITIONS

        Terms defined in the Agreement shall have the same meaning in this Bill of Sale unless otherwise defined herein.

ARTICLE IV.
SALE OF ASSETS

        4.01    Sale.    Upon the terms and subject to the conditions, representations and warranties contained in the Agreement, Seller does hereby, effective as of 12:01 a.m. (eastern standard time) on the            day of April, 2003 ("Conveyance Date"), sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby purchases and accepts all of the Canadian Assets; provided, however, that in respect of those Assigned Contracts for which Consents are required but have not been obtained as of the date hereof, such contracts shall be administered in accordance with Section 6.06 of the Agreement.

        4.02    Survival of Representations and Warranties.    This transfer and conveyance is made pursuant to the Agreement. The representations, warranties and agreements to indemnify TSGI made by WGI in the Agreement shall survive the Closing of this transfer and conveyance as set forth in the Agreement. Nothing herein shall be construed to modify, limit or otherwise detract from or add to the covenants, warranties and agreements made by WGI in the Agreement.

        4.03    Power of Attorney.    Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in Seller's names and stead or otherwise, for the account and

4

benefit of Buyer (i) to demand and receive from time to time any and all of the Acquired Assets; (ii) to give receipts and releases for and in respect of the same or any part thereof; and (iii) to give such notices and to do all such acts and things in relation to the Acquired Assets as Buyer shall deem desirable, which include instituting any and all legal or administrative proceedings to assert or enforce any claim, right or title in and to any of the Acquired Assets.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

WITNESSES:	Buyer: STONE & WEBSTER CANADA LP
By:

WITNESSES:	Seller: NORTHERN CONSTRUCTION COMPANY LTD.
By:

5

EXHIBIT "A"
TO BILL OF SALE AND ASSIGNMENT

        General Engineering Services Agreement between Shell Chemicals Canada Ltd. and Canadian Badger Company Limited, dated July 2, 1997, including all work authorizations and task orders issued thereunder.

6

EXHIBIT B-1
TO ASSET PURCHASE AGREEMENT

ASSIGNMENT OF LEASE
(Weymouth)

        ASSIGNMENT OF LEASE (this "Agreement"), entered into as of April    , 2003, by and among Washington Group International, Inc., an Ohio corporation ("Assignor"), maintaining an office at One Broadway, Cambridge, Massachusetts, 02142; Stone & Webster, a Louisiana corporation ("Assignee"), maintaining an office at 4171 Essen Lane, Baton Rouge, Louisiana, 70809; and Albert R. Schofield, Jr. as Trustee of the Lynda Realty Trust ("Landlord") maintaining an office at 150 Old Derby Street, Hingham, Massachusetts, 02043. Assignor, Assignee and Landlord are referred to collectively herein as the "Parties."

WITNESSETH:

        WHEREAS, Assignor as the successor by merger of Raytheon Engineers & Constructors, Inc., as "Lessee," and Landlord, as "Lessor," are parties to that lease dated December 15, 1997 as amended by letter dated March 19, 2002 (collectively the "Lease"), presently covering certain premises (the "Premises") located at 56 Woodrock Road, East Weymouth, Massachusetts, a copy of which Lease is attached hereto as Exhibit "A"; and

        WHEREAS, Assignor as "Seller," and The Shaw Group Inc., the parent corporation of Assignee, as "Buyer," are parties to an Asset Purchase Agreement dated April    , 2003 (the "Purchase Agreement"), pursuant to which, subject to the terms and conditions set forth therein, The Shaw Group Inc. will acquire all of Seller's right, title and interest in, under and to the Lease; and

        WHEREAS, The Shaw Group Inc. has assigned its right to acquire Assignor's right, title and interest in, under and to the Lease to Assignee pursuant to Section 10.2 of the Purchase Agreement; and

        WHEREAS, simultaneously with the closing of the transactions contemplated by the Purchase Agreement, the Parties mutually desire (a) that Assignor assign all of its right, title and interest in, under and to the Lease to Assignee, and (b) that Landlord consent to the assignment contemplated hereby, all on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties agree as follows:

        1.    Effective Date.    For all purposes under this Agreement, the term "Effective Date" shall mean that date, if any, on which the closing of the transactions contemplated by the Purchase Agreement is consummated.

        2.    Assignment.    Effective as of the Effective Date, Assignor hereby assigns transfers and sets over unto Assignee all of Assignor's right, title and interest in, under and to (i) the Lease and (ii) the aggregate security deposit heretofore made by Assignor pursuant to the Lease. Assignor will deliver possession of the Premises to Assignee on the Effective Date. Assignee hereby accepts the foregoing assignment and hereby agrees to perform all of the terms and conditions of the Lease to be performed on the part of Assignor and assumes all of the liabilities and obligations of Assignor under the Lease, arising or accruing on or after the Effective Date, including, without limitation, liability for the payment of rent and for the due performance of all the terms, covenants and conditions of the tenant pursuant to the Lease. Except as provided in paragraph 4 below as to the Assignor's continuing obligations with respect to the remediation of the Weymouth Environmental Matter (as defined below), Assignor's

7

liabilities and obligations under the Lease shall terminate on the expiration of the current term on August 14, 2004.

        3.    Consent to Assignment.    Effective as of the Effective Date, Landlord hereby consents to the assignment effected hereby.

        4.    Weymouth Environmental Matter.    The Parties acknowledge that the premises subject to the Lease has, during the term of the Lease, sustained certain environmental discharges, spills or impacts being remediated under Massachusetts Department of Environmental Protection Release Tracking Numbers 3-14967, 3-16701 and 3-20537 (collectively the "Weymouth Environmental Matter"). Pursuant to the terms of the Purchase Agreement, Assignor remains obligated for the costs and expenses with respect to remediation of the Weymouth Environmental Matter and Assignee has granted Assignor a license to enter upon the premises subject to the Lease for the purpose of performing such remediation activities. In the event such remediation activities are required beyond the termination or expiration of the Lease, Landlord does hereby grant to Assignor a license (at no additional cost to Assignor) to enter upon such premises in order complete such remediation activities. Landlord acknowledges that as between Landlord and Assignee, Assignee shall have no liability or obligation with respect to the Weymouth Environmental Matter, other than to grant access to the premises pursuant to the license agreement between Assignor and Assignee.

        5.    Miscellaneous.

          (a)    Headings.    The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b)    Governing law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        *** Signature Page Follows ***

8

LANDLORD:	Lynda Realty Trust
By:
Albert R. Schofield, Jr.
	Its:	Trustee
ASSIGNOR:	Washington Group International, Inc., an Ohio corporation
By:

Name:

Its:

Stone & Webster, Inc., a Louisiana corporation
ASSIGNEE:	By:

Name:

Its:

9

EXHIBIT B-2
TO ASSET PURCHASE AGREEMENT

ASSIGNMENT OF LEASE
(Cambridge)

        ASSIGNMENT OF LEASE (this "Agreement"), entered into as of April    , 2003, by and among Washington Group International, Inc., an Ohio corporation ("Assignor"), maintaining an office at One Broadway, Cambridge, Massachusetts, 02142; The Shaw Group Inc., a Louisiana corporation ("Assignee"), maintaining an office at 4171 Essen Lane, Baton Rouge, Louisiana, 70809; and The Massachusetts Institute of Technology ("Landlord") maintaining an office at 238 Main Street, Cambridge, Massachusetts, 02142. Assignor, Assignee and Landlord are referred to collectively herein as the "Parties."

WITNESSETH:

        WHEREAS, Assignor as the successor by merger of Raytheon Engineers & Constructors, Inc., as "Tenant," and Landlord, as "Landlord," are parties to that lease dated December 8, 1998 as amended by (a) First Amendment to Lease dated September 17, 1999, (b) Second Amendment to Lease dated July 2000, and (c) letter dated January 17, 2002 (collectively the "Lease"), presently covering certain premises (the "Premises") located at One Broadway, Cambridge, Massachusetts, a copy of which Lease is attached hereto as Exhibit "A"; and

        WHEREAS, Assignor as "Seller," and Assignee, as "Buyer," are parties to an Asset Purchase Agreement dated April    , 2003 (the "Purchase Agreement"), pursuant to which, subject to the terms and conditions set forth therein, The Shaw Group, Inc. will acquire all of Seller's right, title and interest in, under and to the Lease; and

        WHEREAS, The Shaw Group Inc. proposes to further assign its right, title and interest in, under and to the Lease to its subsidiary Stone & Webster, Inc. pursuant to Section 10.2 of the Purchase Agreement; and

        WHEREAS, simultaneously with the closing of the transactions contemplated by the Purchase Agreement, the Parties mutually desire (a) that Assignor assign all of its right, title and interest in, under and to the Lease to Assignee, (b) that Assignee further assign its rights under the Lease to Stone & Webster, Inc. and (c) that Landlord consent to the assignments contemplated hereby subject to the provisions of Section 14.5 of the Lease and all on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties agree as follows:

        1.    Effective Date.    For all purposes under this Agreement, the term "Effective Date" shall mean that date, if any, on which the closing of the transactions contemplated by the Purchase Agreement is consummated.

        2.    Assignment.    Effective as of the Effective Date, Assignor hereby assigns transfers and sets over unto Assignee all of Assignor's right, title and interest in, under and to (i) the Lease and (ii) the aggregate security deposit heretofore made by Assignor pursuant to the Lease. Assignor will deliver possession of the Premises to Assignee on the Effective Date. Assignee hereby accepts the foregoing assignment and hereby agrees to perform all of the terms and conditions of the Lease to be performed on the part of Assignor and assumes all of the liabilities and obligations of Assignor under the Lease, arising or accruing on or after the Effective Date, including, without limitation, liability for the payment of rent and for the due performance of all the terms, covenants and conditions of the tenant pursuant to the Lease.

10

        3.    Consent to Assignments and Assumption.    Effective as of the Effective Date, Landlord hereby (a) consents to the assignment effected hereby, (b) consents to further assignment by Assignee to Stone & Webster, Inc., which consents are, pursuant to Section 14.5 of the Lease, given by Landlord without thereby affecting the continuing obligations of Assignor as Lessee under the Lease which obligations of Assignor cease on expiration of the current term on December 17, 2008. Assignee and Stone & Webster, Inc. do hereby agree to assume responsibility jointly and severally for all the obligations of Lessee under the Lease arising after the Effective Date.

        4.    Miscellaneous.

          (a)    Headings.    The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b)    Governing law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

***Signature Page Follows***

11

LANDLORD:	The Massachusetts Institute of Technology
By:

Name:

Its:

ASSIGNOR:	Washington Group International, Inc., an Ohio corporation
By:

Name:

Its:

The Shaw Group Inc., a Louisiana corporation
ASSIGNEE:	By:

Name:

Its:

Stone & Webster, Inc. does hereby agree to the provisions of paragraph 3 of the foregoing.
Stone & Webster, Inc., a Louisiana corporation
By:

Name:

Its:

12

EXHIBIT "A"

13

EXHIBIT C
TO ASSET PURCHASE AGREEMENT

ASSUMPTION AGREEMENT

        This ASSUMPTION AGREEMENT, dated as of April    , 2003, is executed by THE SHAW GROUP INC., a Louisiana corporation ("Buyer") for the benefit of WASHINGTON GROUP INTERNATIONAL, INC., an Ohio corporation ("Seller").

RECITALS:

        A.    Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of April    , 2003 (the "Purchase Agreement"), providing for the purchase by Buyer of the Acquired Assets from Seller. Capitalized terms used herein without definition shall have the meanings set forth in the Purchase Agreement.

        B.    In connection with such purchase, Buyer has agreed in the Purchase Agreement to assume and to be responsible for, pay, perform, satisfy and discharge in a timely manner all of the Assumed Liabilities.

        C.    This Assumption Agreement is being executed to evidence and effect the assumption of the Assumed Liabilities by Buyer pursuant to the Purchase Agreement.

        D.    Execution and delivery of this Assumption Agreement is a condition to the Closing under the Purchase Agreement.

        NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant and subject to the terms and conditions of the Purchase Agreement, Buyer hereby agrees as follows:

        1.    Assumption of Liabilities.    Buyer does hereby, effective as of 12:01 a.m. (eastern standard time) on the            day of April, 2003, irrevocably and unconditionally assume and agree to observe and be responsible for, pay, perform, satisfy and discharge in a timely manner all of the Assumed Liabilities from and after the date hereof subject to any equitable rights of offset or other defenses asserted by Buyer in good faith, provided that Buyer hereby agrees to indemnify Seller for damages caused by Buyer's failure to perform the Assumed Liabilities for which Buyer asserts a defense or offset.

        2.    Subject to Purchase Agreement.    The scope, nature and extent of the Assumed Liabilities are expressly set forth in the Purchase Agreement.

        3.    Binding Effect.    In accordance with Section 10.2 of the Purchase Agreement, this Assumption Agreement and Buyer's obligations hereunder and under the Purchase Agreement shall be and remain binding upon Buyer notwithstanding any assignment of any rights or obligations under the Purchase Agreement by Buyer.

        4.    Amendment; Waivers, Etc.    No amendment, modification or discharge of this Assumption Agreement, and no waiver hereunder, shall be valid or binding unless set forth in a writing specifically referencing this Assumption Agreement and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

        5.    Headings.    The headings contained in this instrument are included for purposes of convenience only and shall not affect the meaning or interpretation of this instrument.

1

        6.    Governing Law.    This Assumption Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

        7.    Counterparts.    This Assumption Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, Buyer has duly executed this Assumption Agreement as of the date first above written.

THE SHAW GROUP INC., a Louisiana corporation (Buyer)
By:

Name:

Title:

2

EXHIBIT D

TO ASSET PURCHASE AGREEMENT

IN THE UNITED STATES PATENT AND TRADEMARK OFFICE

ASSIGNMENT

        WHEREAS, Washington Group International, Inc., a corporation organized under the laws of the State of Ohio, is the owner of the entire right, title and interest in and to the United States patents and patent applications listed on the attached schedule A; and

        WHEREAS, Stone & Webster, Inc., a corporation organized under the State of Louisiana, is desirous of acquiring all of Washington Group International, Inc.'s interest therein;

        NOW, THEREFORE, in consideration of and in exchange for the sum or one dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, Washington Group International, Inc. hereby does sell, assign and transfer unto Stone & Webster, Inc., the entire right, title and interest in and to each of the aforementioned patents and patent applications, and to all corresponding applications for patent and patents therefore, in any and all countries, including all divisions, reissues, reexaminations, continuations and extensions thereof.

        AND, Washington Group International, Inc. further authorizes and requests any official whose duty it is to issue patents, to issue all patents on said improvements, or patents resulting therefrom, to said Stone & Webster, Inc., as assignee of the entire interest,

        AND, Washington Group International, Inc. further agrees that on request and without further consideration, but at the expense of Stone & Webster, Inc., Washington Group International, Inc. will communicate to Stone & Webster, Inc., or its representative, any facts known to it respecting said inventions, will sign all lawful papers, and execute and deliver all divisional, continuing, reissue and/or reexamination applications that may be necessary or desirable to aid Stone & Webster, Inc., or its successors, to obtain and enforce proper protection for said inventions in the United States of America and its territorial possessions.

WASHINGTON GROUP INTERNATIONAL, INC.
Date:	BY:

Name:

Title:

State of
)
	)	ss.:
County of	)

        This            day of                        , 2003, before me personally came the above-named                        , to me personally known as the individual who executed the foregoing assignment, who stated that he is the                  of Washington Group International, Inc., the corporation described in the foregoing assignment, and acknowledged to me that he executed the same of his own free will for the purposes therein set forth.

Notary Public

1

STONE & WEBSTER, INC.
Date:	BY:

Name:

Title:

State of
)
	)	ss.:
County of	)

        This            day of                        , 2003, before me personally came the above-named                        , to me personally known as the individual who executed the foregoing assignment, who stated that he is the                  of Stone & Webster, Inc., the corporation described in the foregoing assignment, and acknowledged to me that he executed the same of his own free will for the purposes therein set forth.

Notary Public

2

SCHEDULE A
ISSUED UNITED STATES PATENTS

PATENT NO.	INVENTOR	DATE ISSUED
4,485,077	Martinez	11/27/84
4,695,664	Whittle	09/22/87
5,141,049	Larson et al.	08/25/92
5,196,632	Larson et al.	03/23/93
5,461,179	Chen et al.	10/24/95
5,686,369	Chen et al.	11/11/97
5,695,724	Chen et al.	12/09/97
5,739,071	Chen et al.	04/14/98
5,602,290	Fallon	02/11/97
5,811,629	Hubbell	09/22/98
6,171,449	Welch	01/09/01
6,376,736	Rutten et al.	04/23/02

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PENDING UNITED STATES PATENT APPLICATIONS

SERIAL NO.	INVENTOR	DATE FILED
09/486,667	Welch	06/02/00
10/048,129	Larsen et al.	01/14/02
60/360,355	Hwang et al.	02/28/02
60/388,091	Oleksy et al.	06/12/02
60,394,177	Pizzelli et al.	07/03/02

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EXHIBIT E

TO ASSET PURCHASE AGREEMENT

IN THE UNITED STATES PATENT AND TRADEMARK OFFICE

ASSIGNMENT

        WHEREAS, Washington Group International, Inc., a corporation organized under the laws of the State of Ohio, is the owner of the entire right, title and interest in and to the United States Trademark Registration No. 871,924 for the mark "BADGER" and all the goodwill associated therewith; and

        WHEREAS, Stone & Webster, Inc., a corporation organized under the State of Louisiana, is desirous of acquiring all of Washington Group International, Inc.'s interest therein;

        NOW, THEREFORE, in consideration of and in exchange for the sum or one dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, Washington Group International, Inc. hereby does sell, assign and transfer unto Stone & Webster, Inc. the entire right, title, goodwill and interest in and to said trademark registration, and to all corresponding applications for trademark and trademarks therefore (including related word/design marks), in any and all countries, including all renewals thereof.

        AND, Washington Group International, Inc. further authorizes and requests any official whose duty it is to issue trademark registrations, to issue all trademark renewal registrations resulting from said trademark registrations to said Stone & Webster, Inc., as assignee of the entire interest,

        AND, Washington Group International, Inc., further agrees that on request and without further consideration, but at the expense of Stone & Webster, Inc., Washington Group International, Inc. will communicate to Stone & Webster, Inc., or its representative, any facts known to it respecting said trademark registrations, will sign all lawful papers, and execute and deliver all renewal applications that may be necessary or desirable to aid Badger Technologies, Inc., or its successors, to obtain and enforce proper trademark protection for said trademark registrations in the United States of America and its territorial possessions.

WASHINGTON GROUP INTERNATIONAL, INC.
Date:	BY:

Name:

Title:

State of
)
	)	ss.:
County of	)

        This            day of                        , 2003, before me personally came the above-named                        , to me personally known as the individual who executed the foregoing assignment, who stated that he is the            of Washington Group International, Inc. the corporation described in the foregoing assignment, and acknowledged to me that he executed the same of his own free will for the purposes therein set forth.

Notary Public

1

STONE & WEBSTER, INC.
Date:	BY:

Name:

Title:

State of
)
	)	ss.:
County of	)

        This            day of                        , 2003, before me personally came the above-named                        , to me personally known as the individual who executed the foregoing assignment, who stated that he is the            of Stone & Webster, Inc. the corporation described in the foregoing assignment, and acknowledged to me that he executed the same of his own free will for the purposes therein set forth.

Notary Public

2

EXHIBIT F

TO ASSET PURCHASE AGREEMENT

COVENANT AND AGREEMENT NOT-TO-COMPETE

        THIS COVENANT AND AGREEMENT NOT-TO-COMPETE ("Agreement") is entered into and effective as of April    , 2003, by and between The Shaw Group Inc. ("Buyer") and Washington Group International, Inc. (Seller").

RECITALS:

        A.    Pursuant to the terms of a certain Asset Purchase Agreement ("Asset Purchase Agreement") dated as of April    , 2003 between Seller and Buyer, Buyer agreed to acquire certain assets of Seller.

        B.    It is a condition to Buyer's obligations under the Asset Purchase Agreement, that Seller enter into this Agreement.

        C.    In connection with the sale of certain of Seller's assets to Buyer, as provided in the Asset Purchase Agreement, the parties desire to enter into this Agreement to provide that Seller will not engage in certain activities that are competitive with Buyer.

        D.    Capitalized terms not defined herein shall have the same meaning as set forth in the Asset Purchase Agreement.

AGREEMENT:

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    COVENANT NOT-TO-COMPETE.    Seller agrees that, in consideration of the purchase by Buyer of the Acquired Assets, it shall not and shall cause its Affiliates to not, on or prior to the date that is three (3) years after the Closing Date, engage in any activity which is, competitive with the Business as conducted as of the Closing Date ("Competing Activities"); provided, however, that Seller shall not be restricted from performing its obligations under any contract or proposal existing as of the Closing Date that is not assumed by Buyer under the terms of the Asset Purchase Agreement. The provisions of this Section 1 shall not (i) restrict the activities of any Person (other than an Affiliate of Seller) that acquires any of the stock or any of the assets of Seller, (ii) restrict Seller from acquiring any or all of the stock or assets of a company (a "Target") that engages in a business that is competitive with the Business provided that the Target's revenues for the most recent fiscal year ended prior to such acquisition which are derived from Competing Activities shall be both (a) less than ten percent (10%) of Target's gross revenues, and (b) less than $5 million, (iii) restrict Seller from acquiring or owning up to ten percent (10%) of the issued and outstanding capital stock of a company that engages in Competing Activities, (iv) restrict Seller's activity as a member in an organization (other than an Affiliate of Seller) in which members share profits, losses and/or economic rights (including, but not limited to, partnerships, teaming agreements, joint ventures, LLCs and consortiums) provided that Seller's scope of activity in such organization is not a Competing Activity, nor in any way restrict members or partners other than Seller, (v) restrict Seller from continuing to provide engineering, procurement, construction, and operations and maintenance and other services without restriction on any project, in any industry, at any location, including providing such services for projects that employ the Intellectual Property of the Buyer acquired under the Asset Purchase Agreement or of any other Persons that have competing intellectual property or engage in Competing Activities.

        2.    NONSOLICITATION COVENANT.    For a period of eighteen (18) months after the Closing Date, none of Seller or any of its representatives or any of its Affiliates will directly or indirectly, without the prior written consent of Buyer, recruit, offer employment to, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is at that time an

1

employee of the Buyer or Buyer's Affiliate with respect to the Business and who was also an employee of Seller with respect to the Business on the Closing Date to leave the employ of Buyer or such other Person unless such person has been terminated by Buyer or an Affiliate of Buyer. General employment advertising that is not focused on persons employed by Buyer or any successor shall not be deemed to violate this Section 2.

        3.    REASONABLENESS OF SCOPE AND DURATION.    Seller agrees that the covenants and agreements contained herein are, taken as a whole, fair and reasonable in their geographic scope and duration, and Seller will not raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants.

        4.    CUMULATIVE REMEDIES; ENFORCEABILITY.    Seller acknowledges that Buyer has consummated the Asset Purchase Agreement in reliance, among other things, upon the fulfillment by Seller of all of the covenants and agreements of this Agreement. Seller understands and agrees that Buyer may not be adequately compensated by damages for a breach by Seller of any of the covenants and agreements contained herein, and that Buyer shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. Seller hereby affirmatively waives the requirement that Buyer demonstrate the likelihood of irreparable damage to Buyer or demonstrate that any actual damages will be suffered by Buyer or any other entity seeking enforcement hereof as a result of Seller's breach of any provision of this Agreement. The covenants and agreements contained in this Agreement shall be construed as separate covenants and agreements, and if any court shall finally determine that the restraints provided for in any such covenants and agreements are too broad as to the area, activity or time covered, said area, activity or time covered shall be reduced to whatever extent the court deems reasonable, and such covenants and agreements shall be enforced as to such reduced area, activity or time. Nothing herein contained will be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of money damages, and shall also be entitled to the payment of any and all reasonable fees, disbursements, and other charges of the attorneys and collection agents, court costs, and all other costs.

        5.    MISCELLANEOUS.

          5.1    Entire Agreement.    This Agreement embodies the entire agreement and understanding of the parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to the subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party that has not been embodied in this Agreement.

          5.2    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

          5.3    Amendment; Waiver.    This Agreement may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties, shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party's rights, powers and remedies.

2

          5.4    Agreement Non-Assignable; Binding Effect.    Neither Seller nor Buyer shall assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without obtaining the prior consent of the other; provided, however, that Buyer may assign its rights hereunder without such consent to (i) any Affiliate of Buyer, or (ii) any Person who acquires substantially all of the assets of the Business from Buyer and/or its Affiliate or all of the stock of Buyer and/or its Affiliate which hold title to such assets, provided further that in any such event Buyer shall remain obligated hereunder. Subject to the foregoing, all of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

          5.5    Construction and Interpretation of Agreement.

            (a)   Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to sections of this Agreement unless the context clearly otherwise requires.

            (b)   When used in this Agreement, the word "including" shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

            (c)   The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            (d)   Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

            (e)   The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit, or that any third party shall have any right to enforce any provision of this Agreement.

          5.6    Confidentiality of Agreement.    No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement, unless such party is obligated by law or the rules of any stock exchange upon which its shares are traded to make such a disclosure. When a party determines that it is obligated by law or the rules of a stock exchange to make such a disclosure, it shall notify the other party prior to such disclosure and all of the parties shall cooperate to cause a mutually agreeable release or announcement to be issued.

          5.7    Consent to Jurisdiction.    Each of the parties consents and voluntarily submits to personal jurisdiction in the State of New York and in the courts in such state located in New York County and the United States District Court for the Southern District of New York in any proceeding arising out of or relating to this Agreement, and agrees that all claims raised in such proceeding may be heard and determined in such court. Each of the parties further consents and agrees that such party may be served with process in the same manner as a notice may be given under this Agreement.

          5.8    Governing Law.    This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of New York, without giving effect to any conflict of law rule or principle of such state.

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          5.9    Time of Essence.    Time is of the essence to the performance of the obligations set forth in this Agreement.

        6.    NOTICES.    All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties (a) on the date of personal delivery or transmission by facsimile transmission, (b) on the first business day following the date of delivery to a nationally recognized overnight courier service or (c) or the third business day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, person or entity as any party may designate by notice to the others in accordance herewith:

        If to Seller:

    Washington Group International, Inc.
    P. O. Box 73
    Boise, Idaho 83729
    Attention: General Counsel
    Telephone: (208) 386-5199
    Facsimile: (208) 386-5220

    With a copy to:

    Marshall Batt & Fisher, LLP
    P. O. Box 1308
    Boise, Idaho 83701
    Attention: William J. Batt
    Telephone: (208) 331-1000
    Facsimile: (208) 331-2400

        If to Buyer:

  The Shaw Group Inc.
  4171 Essen Lane
  Baton Rouge, Louisiana 70809
  Attention: General Counsel
  Telephone: (225) 932-2641
  Facsimile: (2256) 932-2642

    With a copy to:

    Dean P. Cazenave
    KEAN, MILLER, HAWTHORNE, D'ARMOND,
        McCOWAN & JARMAN, L.L.P.
    One American Place, 22nd Floor (70825)
    Post Office Box 3513
    Baton Rouge, Louisiana 70821
    Telephone: (225) 387-0999
    Facsimile: (225) 388-9133

or at such other address as any party may have advised the others in writing pursuant to this Section.

SIGNATURE PAGE FOLLOWS

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        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

WITNESSES:	Buyer: The Shaw Group Inc.
By:

Title:

WITNESSES:	Seller: WASHINGTON GROUP INTERNATIONAL, INC.
By:

Title:

5

EXHIBIT G
TO ASSET PURCHASE AGREEMENT

PURCHASE ESCROW AGREEMENT

        THIS PURCHASE ESCROW AGREEMENT (the "Agreement") is made and entered into on the    day of April, 2003 by and among Washington Group International, Inc., an Ohio corporation ("Seller"), The Shaw Group Inc., a Louisiana corporation, ("Buyer"), and Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P. ("Escrow Agent").

R E C I T A L S:

        WHEREAS, Seller and Buyer, have entered into that certain Asset Purchase Agreement dated April            , 2003 (the "Purchase Agreement"), which provides for the purchase by Buyer of certain assets of Seller (capitalized terms used herein without definition shall have the meanings given such terms in the Purchase Agreement);

        WHEREAS, the Purchase Agreement provides that Seller shall indemnify Buyer under certain circumstances for certain losses and that Seller may be required to refund to Buyer a portion of the Estimated Purchase Price based upon the calculation of the Adjustment;

        WHEREAS, the parties desire to arrange for such escrow and appoint Escrow Agent as escrow agent in accordance with the terms hereof.

        NOW, THEREFORE, in consideration of the closing of the transactions contemplated by the Purchase Agreement and the agreements herein the parties agree as follows:

        1.    Appointment of Escrow Agent.    Escrow Agent is hereby appointed to act as escrow agent in accordance with the terms hereof, and Escrow Agent hereby accepts such appointment. Escrow Agent shall have all the rights, powers, duties and obligations provided herein.

        2.    Deposit of Escrow Assets.    Simultaneously with the execution of this Agreement, Buyer shall deposit with Escrow Agent the sum of Five Hundred Thousand and No/100 ($500,000.00) Dollars by wire transfer of immediately available funds (the "Escrow Fund"). The Escrow Agent shall hold the Escrow Fund in accordance with the terms of this Agreement in one escrow account. The Escrow Fund shall serve as a method of discharging any Claims (as defined below) of Buyer made prior to or on the date one year following the date hereof (such period referred to herein as the "Escrow Period").

        3.    Investment.    Unless jointly instructed otherwise in writing by Buyer and Seller, Escrow Agent shall invest and reinvest the Escrow Fund during the term of the Escrow Period in savings accounts or certificates of deposit in or of a federally insured bank having a net worth of not less than $500,000,000.00. Escrow Agent shall not be liable or responsible in case of the failure or suspension of said bank.

        4.    Income.    All income on the Escrow Fund shall be reported as income of Seller for tax purposes, and distributed to Seller at the end of the Escrow Period, less and except any amounts paid or held subject to Buyer's Claims pursuant to Section 5 below.

        5.    Payment of Buyer Claims.

          a.    Assertion of Indemnifiable Claims.    From time to time during the Escrow Period, Buyer or its successors or assigns may assert a claim for the Adjustment payment pursuant to Section 3.03 of the Purchase Agreement (if applicable) and/or matters for which it is entitled to indemnification pursuant to the Purchase Agreement (any such claim for indemnification, a "Claim") against Seller and demand satisfaction thereof out of the Escrow Fund by sending a written notice, stating the amount of the Claim in dollars, and in general terms the basis of the Claim, to Seller and to the Escrow Agent. If the Escrow Agent shall receive such notice from

1

  Buyer before any distribution of the Escrow Fund is made to Seller at the end of the Escrow Period pursuant to Section 6 below, the notice shall be deemed to represent a pending Claim (or Claims).

          b.    Escrow Agent's Role.    The Escrow Agent shall have no responsibility or obligation for investigating or determining the validity or sufficiency of any pending Claim. The Escrow Agent shall, however, deliver a full copy of any pending Claim to Seller promptly upon receipt thereof. Unless Seller protests the payment of such Claim to Buyer from the Escrow Fund in writing delivered to the Escrow Agent within Twenty (20) days after the receipt of Buyer's notice by Seller, Escrow Agent shall thereupon make payment to the Buyer in accordance with Buyer's notice of its Claim previously delivered to Escrow Agent.

          c.    Protest by Seller.    If protest of Buyer's Claim is made by Seller in accordance with subparagraph 5b above, Escrow Agent shall continue to hold the Escrow Fund and any interest or income thereon until: (i) the right to same is legally determined by, or an order for the right to same is entered by, a court of competent jurisdiction from which no appeal may be taken; (ii) the Claim is resolved by the mutual agreement of Seller and the Buyer; (iii) the Escrow Fund and any interest or income thereon is paid into the registry or custody of a court in accordance with Section 10(c) below.

        6.    Termination of Escrow.    Escrow Agent shall hold the Escrow Fund and all interest accrued thereon in escrow until the later to occur of (a) the end of the Escrow Period or (b) if Buyer has asserted a Claim under Section 5 hereof prior to such time, five days after such Claim is finally resolved in accordance with the provisions of this Agreement, and the full amount of all payments to Buyer required thereby have been disbursed to Buyer (the "Final Settlement Time"). Immediately after the Final Settlement Time, Escrow Agent shall disburse to Seller any amounts remaining in the Escrow Fund and the escrow shall terminate; provided, however, that if at any time prior to the Final Settlement Time the Escrow Fund shall equal zero, then the escrow shall terminate at such earlier time. If at any time after the Final Settlement time the Escrow Fund exceeds the amount of any then pending Claims, Escrow Agent shall immediately distribute to Seller such excess amount.

        7.    Method of Payment.    Any payments to be made hereunder shall be made by wire transfer in immediately available funds to the account of such payee party designated by such party in writing to the other parties, unless otherwise requested by the receiving party.

        8.    No Transfer of Interest In Escrow Fund.    Except as otherwise expressly provided hereunder, Seller may not assign or transfer, whether or not in accordance with the terms of the Purchase Agreement, any interest in the Escrow Fund in whole or in part. The Escrow Fund shall remain subject to this Agreement and no assignment or transfer by Seller shall in any way affect any rights Buyer may have in such Escrow Fund. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

        9.    Notices.    Any notice, communication, request, reply or advice (hereinafter severally and collectively called "Notice") provided or permitted to be given, made or accepted by any party in this Agreement must be in writing and may be given or served by depositing the same, postage prepaid and registered or certified with return receipt requested in the U. S. Mail, or by delivering the same in person to the person to be notified, or by sending same all charges prepaid by any nationally recognized overnight parcel delivery service, including without limitation Federal Express. Notice deposited in the mail or with a national overnight delivery service in the manner herein described shall be effective when so deposited. Notices transmitted by any other method shall be effective when

2

received. For purposes of any Notice the address of the parties shall, until changed as hereinafter provided, be as follows:

        If to Seller:

    Washington Group International, Inc.
    P. O. Box 73
    Boise, Idaho 83729
    Attention: General Counsel
    Telephone: (208) 386-5199
    Facsimile: (208) 386-5220

    With a copy to:

    Marshall Batt & Fisher, LLP
    P. O. Box 1308
    Boise, Idaho 83701
    Attention: William J. Batt
    Telephone: (208) 331-1000
    Facsimile: (208) 331-2400

        If to Buyer:

  The Shaw Group Inc.
  4171 Essen Lane
  Baton Rouge, Louisiana 70809
  Attention: General Counsel
  Telephone: (225) 932-2641
  Facsimile: (2256) 932-2642

    If to Escrow Agent:

    Dean P. Cazenave
    KEAN, MILLER, HAWTHORNE, D'ARMOND,
        McCOWAN & JARMAN, L.L.P.
    One American Place, 22nd Floor (70825)
    Post Office Box 3513
    Baton Rouge, Louisiana 70821
    Telephone: (225) 387-0999
    Facsimile: (225) 388-9133

or at such other address as any party may have advised the others in writing pursuant to this Section.

        10.    Liability of Escrow Agent.    Acceptance by the Escrow Agent under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties and liabilities of the Escrow Agent.

          a.    Limitation of Liability.    In performing any of its duties under this Agreement, or upon the claimed failure to perform hereunder, Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which they may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, Escrow Agent shall be liable for damages arising out of its willful default under this Agreement. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon written advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due

3

  execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by proper person or persons and to conform with the provisions of this Agreement.

          b.    Indemnity.    Buyer and Seller, jointly and severally, hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, costs, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, but without limitation, any litigation arising from this Agreement or involving the subject matter hereof; except, that if Escrow Agent shall be found guilty of willful default under this Agreement, then, in that event, Escrow Agent shall bear all such losses, claims, damages and expenses.

          c.    Deposit in Registry of the Court.    In the event of a dispute between any of the parties hereto sufficient in the discretion of Escrow Agent to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, together with such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction thereof.

          d.    Limitation on Duties.    Escrow Agent shall be bound only by the terms of this Agreement and shall not be bound by or incur any liability with respect to the Purchase Agreement or any other agreement or understanding between the Buyer and the Seller except as herein expressly provided. Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

        11.    Resignation or Removal of Escrow Agent.    The Escrow Agent may resign as such following the giving of thirty days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty days' prior written notice to the Escrow Agent by all of the other parties hereto. In either event, the duties of the Escrow Agent shall terminate thirty days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Escrow Fund then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

        If the other parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty days following the date of notice of resignation or removal, the then-acting Escrow Agent may petition any court of competent jurisdiction in Louisiana for the appointment of a successor Escrow Agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

        In addition to the foregoing, in the event a dispute arises between Seller and Buyer, Seller may require that the Escrow Fund (including any accrued interest therein) be transferred to a successor escrow agent reasonably acceptable to Seller and Buyer, with such funds to be held by such successor escrow agent on the same terms and conditions set forth in this Agreement.

        Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of Escrow Fund, the then-acting Escrow Agent shall be fully released and relieved of all duties, responsibilities, and obligations under this Agreement.

        12.    Continuance of Agreement.    This Agreement shall be binding upon the parties hereto and their respective transferees, successors, assigns, legal representatives, heirs and legatees.

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        13.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York only in a court of competent jurisdiction in the state of Louisiana.

        14.    Interpretation and Definitions.    This Agreement is being executed and delivered pursuant to and is subject to the Purchase Agreement and is the Agreement referred to therein. The provisions of this Agreement shall not in any event be construed so as to enlarge or diminish the rights of Seller or Buyer under the Purchase Agreement.

        15.    Representation of Buyer by Escrow Agent.    Seller acknowledges that the Escrow Agent represents the Buyer and its Affiliates (the "Buyer Parties") as their attorney. Seller agrees that in the event of a controversy or litigation between Buyer and Seller pertaining to the Purchase Agreement or this Agreement or the transactions contemplated thereby, Buyer will waive the conflict of interest and will not assert that the firm of Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P. is disqualified from representing Buyer Parties in such controversy or litigation by reason of the fact that Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P. has acted as Escrow Agent, but only if Escrow Agent has resigned as Escrow Agent and the parties have appointed a successor Escrow Agent.

        16.    Execution in Counterparts.    For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

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        IN WITNESS WHEREOF, the undersigned have executed this document, effective the date first written above.

WITNESSES:	Seller: Washington Group International, Inc.

WITNESSES:	Buyer: The Shaw Group Inc.
By:

Escrow Agent: Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P.
By:

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EXHIBIT I
TO ASSET PURCHASE AGREEMENT

SECURITY AGREEMENT

        This Security Agreement is made this            day of April, 2003 by WASHINGTON GROUP INTERNATIONAL, INC., an Ohio corporation ("Grantor") in favor of THE SHAW GROUP INC., a Louisiana corporation ("Secured Party").

        Solely to secure Secured Party's right to the performance of Grantor's obligations under Section 6.06 of that certain Asset Purchase Agreement (herein so called) dated as of April     , 2003, between Grantor and Secured Party (collectively, the "Obligations"), Grantor grants to Secured Party a continuing security interest in the property and assets described on Exhibit A attached hereto; together with all property added to or substituted for any of the foregoing, and all interest, accessions, accounts and payment intangibles directly derived therefrom, and all products and proceeds of any of the foregoing (collectively, "Collateral"). The terms "accounts," "instruments," "account debtor," "documents," "general intangibles," "payment intangible," "chattel paper," "deposit accounts," and "proceeds" shall have the meanings provided in the Uniform Commercial Code. Other capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

        Grantor further authorizes Secured Party at any time and without further consent from Grantor to file a financing statement(s) in the appropriate public records evidencing the liens and security interests granted herein. All Collateral shall remain subject to this Security Agreement until all of the Obligations have been fully performed and extinguished. All proceeds and other amounts paid to Grantor in respect of the Collateral shall be delivered upon receipt to Secured Party in accordance with the Asset Purchase Agreement. Grantor shall execute any endorsements, assignments, and financing statements with respect to the Collateral, in form and substance satisfactory to Secured Party, that Secured Party may reasonably request. Secured Party shall at all times have a perfected first priority security interest in the Collateral free of all other security interests, liens and claims except as may otherwise be disclosed or permitted under the Asset Purchase Agreement. In furtherance of the rights of Secured Party under the Asset Purchase Agreement, Grantor authorizes Secured Party, in its sole discretion (a) to notify the obligor on any Collateral to make payments directly to Secured Party; (b) to receive and recover any money or other property at any time due with respect to the Collateral and in connection therewith, endorse notes, checks, drafts or other evidence of payments; and (c) to settle, adjust and compromise, in Secured Party's sole discretion, all present and future claims with third parties arising with respect to the Collateral unless such claims relate to Excluded Assets and/or Excluded Liabilities. Grantor (a) irrevocably appoints Secured Party or any agent of Secured Party (which appointment is coupled with an interest) the true and lawful attorney of Grantor with respect to the Collateral (with full power of substitution) in the name, place and stead of, at Secured Party's expense, Grantor and (b) authorizes Secured Party or any agent of Secured Party, in its own name, at Secured Party's expense to do any of the following, as Secured Party, in its sole discretion, deems appropriate:

  (i)
  to demand, receive, sue for, and give receipts or acquittances for any moneys due or to become due on any Collateral and to endorse any item representing any payment on or proceeds of the Collateral;

  (ii)
  to execute and file in the name of and on behalf of Grantor all financing statements or other filings deemed necessary or desirable by Secured Party to evidence, perfect, or continue the security interests granted in this Agreement; and

  (iii)
  to do and perform any act on behalf of Grantor permitted or required under this Agreement.

        Upon collection of any accounts constituting Collateral, Grantor agrees to promptly remit such proceeds to Secured Party in accordance with the Asset Purchase Agreement. If Grantor accepts chattel paper or instruments in payment of accounts, goods or services, Grantor shall promptly deliver all such chattel paper and instruments to Secured Party in negotiable form.

        Grantor shall during normal business hours permit Secured Party, its officers and agents, access to the Collateral and to all books, records and data relating to the Collateral that are not already in the possession of Secured Party, at Secured Party's expense, for inspection and for verification of the existence, condition and status of the Collateral. Grantor shall furnish all assistance and information that Secured Party may reasonably require to conduct such inspections and verifications.

        If Grantor defaults in the timely performance of any of the Obligations, then, at the option of Secured Party, Secured Party may take all commercially reasonable action and exercise the remedies of a secured party under the Uniform Commercial Code in a manner that is not inconsistent with Section 6.06 of the Asset Purchase Agreement, as may be necessary to obtain possession or title to or the rights under all or any part of the Collateral, without recourse to judicial proceedings and without demand, it being specifically acknowledged that Secured Party has no right under Section 6.06 of the Asset Purchase Agreement (and therefore hereunder) inter alia to any deficiency or consequential damages. The rights and remedies of Secured Party hereunder are cumulative, and may be exercised singly or concurrently. Any claims for breach of this Agreement by either party shall be governed by the Asset Purchase Agreement.

        The obligations of Grantor hereunder shall be binding upon and obligate Grantor's successors, heirs and assigns. Secured Party may assign and transfer the Collateral to an assignee of substantially all of Secured Party=s rights under the Asset Purchase Agreement, whereupon such transferee shall become vested with all powers and rights granted to Secured Party under this Security Agreement. This Security Agreement shall be governed by the internal laws of the State of New York. If any provision of this Security Agreement shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Security Agreement shall remain in full force and effect.

        Grantor shall not sell, transfer, lease or encumber any of the Collateral. In the event of any irreconcilable conflicts between the terms of this Security Agreement and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.

        Grantor's agreement herein and to provide to Secured Party economic benefits under Sections 6.06(b) and/or 6.06(c) of the Asset Purchase Agreement shall not to be construed as warranty, guaranty or other assurance of the financial condition of or payment by any third party to an Assigned Contract.

        The undersigned have executed this Security Agreement as of the date first above written.

GRANTOR:
WASHINGTON GROUP INTERNATIONAL, INC.
By:

Its:

THE SHAW GROUP INC.
By:

Its:

EXHIBIT A

To Security Agreement

        All of Grantor's right, title and interest in and to all Assigned Contracts (as defined in the Asset Purchase Agreement) for which Consents (as defined in the Asset Purchase Agreement) have not been obtained as of the date hereof and with respect to which the parties are obligated to proceed in accordance with subparagraphs 6.06(b) and 6.06(c) of the Asset Purchase Agreement; and all renewals, extensions and replacements thereof and all accounts and general intangibles constituting a part thereof or now or hereafter derived therefrom excluding from the foregoing, those certain Assigned Contracts and royalties, accounts, and proceeds thereof which may at any time be subject to an Order as defined and agreed upon in Paragraph B of that certain letter agreement between Grantor and Secured Party regarding Section 6.06 of the Asset Purchase Agreement dated April    , 2003 and/or 2.01(b)(x) of the Asset Purchase Agreement.

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DISCLOSURE SCHEDULES

        The registrant agrees to provide the Securities and Exchange Commission, upon request, with copies of the Disclosure Schedules hereto.

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QuickLinks

ASSET PURCHASE AGREEMENT by and between THE SHAW GROUP INC. as Buyer and WASHINGTON GROUP INTERNATIONAL, INC. as Seller April 17, 2003
TABLE OF CONTENTS
EXHIBITS AND SCHEDULES
Exhibits
Schedules to Asset Purchase Agreement
EXHIBIT A-1 TO ASSET PURCHASE AGREEMENT
EXHIBIT A-2 TO ASSET PURCHASE AGREEMENT
EXHIBIT "A" TO BILL OF SALE AND ASSIGNMENT
EXHIBIT B-1 TO ASSET PURCHASE AGREEMENT
EXHIBIT B-2 TO ASSET PURCHASE AGREEMENT
EXHIBIT "A"
EXHIBIT C TO ASSET PURCHASE AGREEMENT
EXHIBIT D TO ASSET PURCHASE AGREEMENT
SCHEDULE A ISSUED UNITED STATES PATENTS
PENDING UNITED STATES PATENT APPLICATIONS
EXHIBIT E TO ASSET PURCHASE AGREEMENT
EXHIBIT F TO ASSET PURCHASE AGREEMENT
EXHIBIT G TO ASSET PURCHASE AGREEMENT
EXHIBIT I TO ASSET PURCHASE AGREEMENT
EXHIBIT A To Security Agreement
DISCLOSURE SCHEDULES